UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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AVANIR PHARMACEUTICALS, INC.
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101 Enterprise, Suite 300
Aliso Viejo, California 92656

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on February 8, 2011

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Avanir Pharmaceuticals, Inc., a Delaware corporation (the “Company”), which will be held on February 8, 2011, at 9:00 a.m. local time, at the Island Hotel, 690 Newport Center Drive, Newport Beach, California. Only stockholders who held stock at the close of business on the record date, December 17, 2010 (the “Record Date”), may vote at the Annual Meeting, including any adjournment or postponement thereof.

At the Annual Meeting, you will be asked to consider and vote upon: (1) the election of two Class I directors; (2) the ratification of KMJ Corbin & Company, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2011, (3) an advisory (non-binding) vote on the Company’s executive compensation, (4) an advisory (non-binding) vote on the frequency of future advisory votes on executive compensation, and (5) the transaction of any other business that may properly come before the meeting or any adjournment thereof. No other items of business are expected to be considered at the meeting and no other director nominees will be entertained, pursuant to the Company’s Bylaws.

The accompanying Proxy Statement more fully describes the details of the business to be conducted at the Annual Meeting. After careful consideration, our Board of Directors has unanimously approved the proposals and recommends that you vote FOR each nominee and proposal described in the Proxy Statement.

We are pleased to make use of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders via the Internet. We believe the ability to deliver proxy materials electronically allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact from the distribution of our Annual Meeting materials.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Keith A. Katkin
President and Chief Executive Officer

December 23, 2010

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE VIA THE INTERNET OR OVER THE TELEPHONE AS INSTRUCTED IN THE NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS AND ON THE ENCLOSED PROXY CARD OR, IF YOU REQUESTED AND RECEIVED A PRINTED COPY OF THE PROXY STATEMENT, COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED RETURN ENVELOPE, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY CARD ISSUED IN YOUR NAME FROM THAT INTERMEDIARY.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL NO. 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL NO. 4 ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTE
CORPORATE GOVERNANCE
BOARD OF DIRECTORS AND COMMITTEES
EXECUTIVE OFFICERS
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EQUITY COMPENSATION PLAN INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
REPORT OF THE AUDIT COMMITTEE
OTHER BUSINESS
STOCKHOLDER PROPOSALS

101 Enterprise, Suite 300
Aliso Viejo, California 92656

PROXY STATEMENT FOR
2011 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on February 8, 2011

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Avanir Pharmaceuticals, Inc. (“Avanir” or the “Company”) for use at the Company’s 2011 annual meeting of stockholders, to be held at the Island Hotel, 690 Newport Center Drive, Newport Beach, California, on February 8, 2011, at 9:00 a.m. local time. This proxy statement is being made available via the Internet on December 23, 2010 and the mailing date of the Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders will be on or about December 30, 2010.

The Notice instructs you as to how you may access and review important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the Internet. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

For a proxy to be effective, it must be properly executed and received prior to the annual meeting. Each proxy properly tendered will, unless otherwise directed by the stockholder, be voted for the proposals and nominees described in this Proxy Statement and at the discretion of the proxy holder(s) with regard to all other matters that may properly come before the meeting.

The Company will pay all of the costs of soliciting proxies. We will provide copies of our proxy materials to brokerage firms, fiduciaries and custodians for forwarding to beneficial owners who request printed copies of these materials and will reimburse these persons for their costs of forwarding these materials. Our directors, officers and employees may also solicit proxies by telephone, facsimile, or personal solicitation; however, we will not pay them additional compensation for any of these services.

Shares Outstanding and Voting Rights

Only holders of record of our common stock (“common stock”) at the close of business on December 17, 2010 (the “Record Date”), are entitled to notice of and to vote at the annual meeting. On the Record Date, 121,469,048 shares of common stock were issued and outstanding. Each share of common stock is entitled to one vote on all matters to be voted upon at the annual meeting. Holders of common stock do not have the right to cumulative voting in the election of directors. The presence, in person or by proxy, of the holders of a majority of the outstanding shares on the Record Date will constitute a quorum for the transaction of business at the annual meeting and any adjournment thereof.

Persons who hold shares of Avanir common stock directly on the Record Date (“record holders”) must return a proxy card or attend the annual meeting in person in order to vote on the proposals. Persons who hold shares of Avanir indirectly on the Record Date through a brokerage firm, bank or other financial institution (“beneficial holders”) must return a voting instruction form to have their shares voted on their behalf. Brokerage firms, banks or other financial institutions that do not receive voting instructions from beneficial holders may either vote these shares on behalf of the beneficial holders or return a proxy leaving these shares un-voted (a “broker non-vote”).

Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast on a given proposal. The required vote for each of the proposals expected to be acted upon at the annual meeting is described below:

Proposal No. 1 — Election of directors.  Directors are elected by a plurality, with the nominees obtaining the most votes being elected. Because there is no minimum vote required, abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome. However, as described below, we have adopted a majority vote standard under our Bylaws, which means that directors may not be eligible to retain their Board seat if there is a greater number of votes against than for. Under the majority vote standard, any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the election of directors, except to the extent that the failure to vote for an individual will result in another individual receiving a larger proportion of the votes cast.

Proposal No. 2 — Ratification of independent registered public accounting firm.  This proposal must be approved by a majority of the shares present and entitled to vote on the proposal. As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

Proposal No. 3 — Advisory (non-binding) vote on executive compensation.  This advisory proposal will be approved if a majority of the shares present and entitled to vote on the proposal are voted in favor of the resolution. As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

Proposal No. 4 — Advisory (non-binding) vote on frequency of say-on-pay votes.  This advisory vote provides a choice among three frequency periods for future advisory votes on executive compensation (so-called, “say-on-pay” votes). The frequency period that receives the most votes (every one, two or three years) will be deemed to be the recommendation of the stockholders. As a result, any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the outcome of this proposal, except to the extent that the failure to vote for a particular frequency period may result in another frequency period receiving a larger proportion of the votes cast.

We encourage you to vote by proxy, whether via telephone, through the Internet or mailing an executed proxy card. By voting in advance of the meeting, this ensures that your shares will be voted and reduces the likelihood that the Company will be forced to incur additional expenses soliciting proxies for the annual meeting. Any record holder of our common stock may attend the annual meeting in person and may revoke the enclosed form of proxy at any time by:

•	executing and delivering to the corporate secretary a later-dated proxy;

•	delivering a written revocation to the corporate secretary before the meeting; or

•	voting in person at the annual meeting.

Beneficial holders of our common stock who wish to change or revoke their voting instructions should contact their brokerage firm, bank or other financial institution for information on how to do so. Beneficial holders who wish to attend the annual meeting and vote in person should contact their brokerage firm, bank or other financial institution holding shares of Avanir on their behalf in order to obtain a “legal proxy,” which will allow them to both attend the meeting and vote in person. Without a legal proxy, beneficial holders cannot vote at the annual meeting because their brokerage firm, bank or other financial institution may have already voted or returned a broker non-vote on their behalf.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Certificate of Incorporation of the Company provides that the Board is to be divided into three classes as nearly equal in number as reasonably possible, with directors in each class serving three-year terms. The total Board size is currently fixed at seven directors. Currently, the Class I directors (whose terms expire at the 2011 annual meeting of stockholders) are Stephen G. Austin, CPA and Dennis G. Podlesak. The Class II directors (whose terms expire at the 2012 annual meeting of stockholders) are Keith A. Katkin and Charles A. Mathews. The Class III directors (whose terms expire at the 2013 annual meeting of stockholders) are David J. Mazzo, Ph.D., Craig A. Wheeler and Scott M. Whitcup, M.D. Class I directors elected at the annual meeting will hold office until the 2014 annual meeting of stockholders and until their successors are elected and qualified, unless they resign or their seats become vacant due to death, removal, or other cause in accordance with the Bylaws of the Company.

As described below, the Board has nominated Messrs. Austin and Podlesak for reelection as Class I directors at the Annual Meeting. Both nominees have indicated their willingness to serve if elected. Should either nominee become unavailable for election at the annual meeting, the persons named on the enclosed proxy as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by the Board.

Nomination of Directors

The Corporate Governance Committee, which acts as the Company’s nominating committee, reviews and recommends to the Board potential nominees for election to the Board. In reviewing potential nominees, the Corporate Governance Committee considers the qualifications of each potential nominee in light of the Board’s existing and desired mix of experience and expertise. Specifically, the Corporate Governance Committee considers each potential nominee’s scientific and business experience, skills and characteristics, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company’s business and prospects, and willingness to devote adequate time to Board duties. These criteria are set forth in our Corporate Governance Guidelines, a copy of which is available on our website at www.avanir.com.

After reviewing the qualifications of potential Board candidates, the Corporate Governance Committee presents its recommendations to the Board, which selects the final director nominees. Upon the recommendation of the Corporate Governance Committee, the Board nominated Messrs. Austin and Podlesak for reelection as Class I directors. The Company did not pay any fees to any third parties to identify or assist in identifying or evaluating nominees for the annual meeting.

The Corporate Governance Committee considers stockholder nominees using the same criteria set forth above. Stockholders who wish to present a potential nominee to the Corporate Governance Committee for consideration for election at a future annual meeting of stockholders must provide the Corporate Governance Committee with notice of the nomination and certain information regarding the candidate within the time periods set forth below under the caption “Stockholder Proposals.”

Although the Corporate Governance Committee may consider whether nominees assist in achieving a mix of Board members that represents a diversity of background and experience, which is not only limited to race, gender or national origin, we have no formal policy regarding board diversity.

Nominees and Incumbent Directors

The Nominating Committee has recommended, and the Board has nominated, Messrs. Austin and Podlesak to be reelected Class I directors at the annual meeting. The following table sets forth the following information for these nominees and the Company’s continuing directors: the year each was first elected a director of the Company, their respective ages, the positions currently held with the Company, the year their current term will expire and their current class:

				Current
Nominee/Director Name		Position(s) with the	Year Current	Director
and Year First Became a Director	Age	Company	Term Expires	Class

Nominees for Class I Directors:
Stephen G. Austin, CPA (2003)	58	Director	2011	I
Dennis G. Podlesak (2005)	53	Director	2011	I
Continuing Directors:
Keith A. Katkin (2007)	39	President, Chief Executive Officer, Director	2012	II
Charles A. Mathews (2001)	72	Director	2012	II
David J. Mazzo, Ph.D. (2005)	54	Director	2013	III
Craig A. Wheeler (2005)	50	Chairman of the Board of Directors	2013	III
Scott M. Whitcup, M.D. (2005)	51	Director	2013	III

Class I Directors Nominated for Election

The following persons have been nominated by the Board to be elected as Class I directors at the 2011 annual meeting.

Stephen G. Austin, CPA has served as a Board member since March 2003. He has been a Partner in Swenson Advisors, LLP, a regional accounting firm (registered with the PCAOB), since May 1998 and has served as Managing Partner since October 2006. Prior to joining Swenson Advisors, Mr. Austin accumulated over 22 years of experience as an audit partner with Price Waterhouse LLP and with McGladrey & Pullen, LLP, serving both public and private companies. While at Price Waterhouse, Mr. Austin worked in their national office in New York, where he addressed complex accounting and reporting issues for publicly-traded companies and worked with various members of the FASB and EITF staffs. Mr. Austin is licensed as a CPA in California and Georgia. He serves as a board member or advisory board member for various not-for-profit foundations, associations and public service organizations in the United States and serves on the Global board of directors of Integra International, an international federation of accounting firms. In addition, Mr. Austin currently serves as a member of the AICPA National Audit Committee Forum Steering Committee. In 2004, Mr. Austin published a book on business ethics entitled, “Rise of the New Ethics Class,” and in 2005 and 2006 he published articles in Asia discussing The Sarbanes-Oxley Act of 2002. Based on Mr. Austin’s length of history with the Company, audit committee expertise and extensive experience serving as a director of other companies, the Board believes Mr. Austin has the appropriate set of skills to serve as a member of our Board.

Dennis G. Podlesak joined the Board in March 2005. He is a Partner at Domain Associates LLC, a life science focused venture capital firm, and has over 20 years of experience within the pharmaceutical industry. Prior to joining Domain in November 2007, Mr. Podlesak served as the Chief Executive Officer and a member of the board of directors of Cerexa, Inc. since June 2005, which became a wholly owned subsidiary of Forest Laboratories after being acquired by Forest in January 2007. Cerexa was spun out of Peninsula Pharmaceuticals Inc., and, while at Peninsula, Mr. Podlesak served as the Chief Executive Officer and as a member of the board of directors from September 2004 until he led the sale of Peninsula to Johnson & Johnson in June 2005. Prior to joining Peninsula, Mr. Podlesak served with Novartis AG as a Senior Vice President and Head of a North American Business Unit, and as a member of the Pharmaceutical Executive Committee and Global Leadership Team. Earlier in his career, Mr. Podlesak served as Vice President and Head of the CEC division of Allergan, Inc. and was a member of Allergan’s North American and Global Management Team. Mr. Podlesak spent the first ten years of his career with

SmithKline Beecham (now GlaxoSmithKline plc). Mr. Podlesak has served on a number of public company and private boards, and is currently a member of the board of directors of Adynxx, Inc., Regado Biosciences, Syndax Pharmaceuticals and the non-profit organization Prevent Blindness. Most recently, Mr. Podlesak was Chairman of Corthera, Inc., which was acquired by Novartis AG in January 2010 and was also the Founder, Chief Executive Officer, and board member of Calixa Therapeutics, which was acquired by Cubist in December 2009. Mr. Podlesak received a B.A. degree in Business Administration and an M.B.A. degree from Pepperdine University and has completed postgraduate studies at the Wharton School, University of Pennsylvania. Based on Mr. Podlesak’s experience within the pharmaceutical industry and his executive experience, specifically his experience as Chief Executive Officer at other companies in the biotechnology industry, as well as his service on other boards of directors in the biotechnology industries, the Board believes Mr. Podlesak has the appropriate set of skills to serve as a member of our Board.

Class II Directors continuing in office until 2012

Keith Katkin was appointed President and Chief Executive Officer of Avanir and a member of the Board of Directors in March 2007. From July 2005 until March 2007, Mr. Katkin served as Senior Vice President of Sales and Marketing. Prior to joining Avanir, Mr. Katkin previously served as Vice President, Commercial Development for Peninsula Pharmaceuticals, playing a key role in the management and ultimate sale of the company to Johnson & Johnson in 2005. Additionally, Mr. Katkin’s employment experience includes leadership roles at InterMune, Amgen and Abbott Laboratories. Mr. Katkin also served as strategic advisor to Cerexa, a pharmaceutical company that was sold to Forest Laboratories in 2007. Mr. Katkin received a B.S. degree in Business and Accounting from Indiana University and an M.B.A. degree in Finance from the Anderson School of Management at UCLA, graduating with honors. Mr. Katkin became a licensed Certified Public Accountant in 1995. The Board has concluded that Mr. Katkin should serve on our Board based on his length of employment with the Company, deep knowledge of our Company gained from his positions as President and Chief Executive Officer and his substantial experience in the pharmaceutical industry.

Charles A. Mathews served as our Chairman of the Board from March 2005 through November 2006 and has served as a Board member since September 2001. Mr. Mathews is an active private investor and previously served as the president of the San Diego Tech Coast Angels, part of an affiliation of over 200 accredited “angel” investors active in the life science and technology industries. From April 2002 until January 2004, Mr. Mathews served as the President and Chief Executive Officer of DermTech International, a privately held contract research organization focused on dermal and transdermal drugs. From 1996 to April 2002, Mr. Mathews was an independent management consultant, providing CEO-level consulting services to various public and private companies. He currently serves as a director for Lpath Inc. and several privately held companies. During his career, Mr. Mathews has held general management responsibilities for companies operating in nine countries on three continents, and has served on boards of directors of over twenty companies in seven countries. Mr. Mathews is actively involved in community affairs including serving as elected director of Pauma Valley Community Services District and an appointed member of the Pala Pauma Sponsor Group. He was recognized as the 2003 Director of the Year for Corporate Governance by the Corporate Directors Forum, San Diego. The Board believes that Mr. Mathews is a valuable addition to the Company’s Board of Directors due to Mr. Mathews’s extensive experience serving as a director and Chief Executive Officer of companies in the life science industry and his deep experience in serving as director of over twenty companies operating in seven different countries.

Class III Directors continuing in office until 2013

David J. Mazzo, Ph.D. has served as a Board member since July 2005. He is the President and Chief Executive Officer of Regado Biosciences, Inc., a privately held, U.S.-based biopharmaceutical company developing novel aptamer-reversal agent pairs initially in the area of injectable antithrombotics. Prior to joining Regado and until April 2008, Dr. Mazzo served as President and Chief Executive Officer of Æterna Zentaris, Inc., a global biopharmaceutical company with products and a therapeutic focus in the areas of oncology and endocrinology. Prior to joining Æterna Zentaris in March 2007, Dr. Mazzo had served as President and Chief Executive Officer of Chugai Pharma USA since April 2003. Dr. Mazzo has spent more than 20 years in the pharmaceutical industry and has held positions of increasing responsibility with Merck, Baxter, Rhône-Poulenc Rorer, Hoechst Marion Roussel

and Schering-Plough. Dr. Mazzo holds a B.A. degree in Honors (Interdisciplinary Humanities) and a B.S. degree in Chemistry from Villanova University, as well as an M.S. degree in Chemistry and a Ph.D. degree in Analytical Chemistry from the University of Massachusetts (Amherst). He further complemented his American education as a Research Fellow at the Ecole Polytechnique Fédérale de Lausanne, Switzerland. Dr. Mazzo serves as a member of the board of directors of Regado Biosciences and as non-executive Chairman of the board of directors of pSivida, Inc. He is also a member of the board of trustees of Bonnie Brae Residential Treatment Center for Adolescent Boys. Based on Dr. Mazzo’s experience within the pharmaceutical industry and his executive experience, specifically his experience as Chief Executive Officer at other companies in the biotechnology industry, as well as his service on other boards of directors in the biotechnology industries, the Board believes Dr. Mazzo has the appropriate set of skills to serve as a member of our Board.

Craig A. Wheeler has served as our Chairman of the Board since May 2007. Mr. Wheeler serves as a director and as Chief Executive Officer of Momenta Pharmaceuticals, Inc. Prior to joining Momenta in August 2006, Mr. Wheeler was President of Chiron BioPharmaceuticals for five years, a division of Chiron Corporation, until it was acquired by Novartis AG in 2006. In this position he was responsible for all aspects of the division including commercial, research, development and manufacturing. Mr. Wheeler serves on the Board of Directors for the Generic Pharmaceutical Associates (GPHA) and is a member of their executive committee. He currently serves on the Cornell Biomedical Engineering Advisory Board, and serves on the Gene Partnership Advisory Board for the Children’s Hospital of Boston. Mr. Wheeler holds B.S. and M.S. degrees in chemical engineering from Cornell University and an M.B.A. degree from the Wharton School of the University of Pennsylvania, where he majored in marketing and finance. Mr. Wheeler’s experience within the pharmaceutical industry and his management experience at other companies in the biotechnology industry make him a valuable member of our Board.

Scott M. Whitcup, M.D. joined the Board in February 2006. He serves as Executive Vice President and Head of Research and Development of Allergan, Inc. Dr. Whitcup has served in this role since July 2004 and is responsible for Allergan’s drug discovery efforts, as well as the ophthalmology, Botox®/neurology, urology, skin care, medical devices and other new technology development programs worldwide. Dr. Whitcup was given the additional title of Chief Scientific Officer in 2009. Dr. Whitcup joined Allergan in January 2000 as Vice President, Development, Ophthalmology and, in January 2004, he became Allergan’s Senior Vice President, Development, Ophthalmology. From 1993 until 2000, Dr. Whitcup served as the Clinical Director of the National Eye Institute at the National Institutes of Health. Dr. Whitcup is a faculty member at the Jules Stein Eye Institute / David Geffen School of Medicine at UCLA. Dr. Whitcup graduated from Cornell University Medical College and completed residency training both in internal medicine at UCLA Medical Center and in ophthalmology at the Massachusetts Eye and Ear Infirmary-Harvard Medical School. He then received fellowship training in uveitis and ocular immunology at the National Eye Institute. Dr. Whitcup’s scientific expertise and involvement in drug discovery efforts allow him to provide unique perspective to our operations and, accordingly, our Board believes Dr. Whitcup has the appropriate skill set to serve on our Board.

Vote Required

The nominees who receive the greatest number of affirmative votes of the shares present in person or by proxy will be elected as Class I directors. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the election of directors, except to the extent that the failure to vote for an individual will result in another individual receiving a larger proportion of the votes cast. If any nominee receives more votes against his election than for and that nominee is nevertheless elected under the plurality vote standard, that director will be required under our Bylaws to submit a conditional resignation to the Company. This resignation will then be considered by the Corporate Governance Committee, taking into account the circumstances of the election, and a recommendation will be presented to the disinterested members of the Board, who will then vote whether to accept the resignation.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the election of all the nominees named in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE NOMINEES IDENTIFIED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected KMJ Corbin & Company, LLP (“KMJ”) as our independent registered public accounting firm for the fiscal year ending September 30, 2011, and has further directed that we submit the selection of KMJ for ratification by our stockholders at the annual meeting.

The Company is not required to submit the selection of our independent registered public accounting firm for stockholder approval. However, if the stockholders do not ratify this selection, the Audit Committee will reconsider its selection of KMJ. Even if the selection is ratified, our Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that the change would be in the best interests of the Company.

The Audit Committee reviews and pre-approves all audit and non-audit services performed by its independent registered public accounting firm, as well as the fees charged for such services. All fees incurred in fiscal 2010 for services rendered by KMJ were approved in accordance with these policies. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible impact of the performance of such services on the auditor’s independence. The Audit Committee has determined that the non-audit services performed by KMJ in the fiscal year ended September 30, 2010 were compatible with maintaining the auditor’s independence. Additional information concerning the Audit Committee and its activities can be found in the following sections of this Proxy Statement: “Board Committees” and “Report of the Audit Committee.”

KMJ has reviewed our interim financial statements since the quarter ended March 31, 2007 and has audited our annual financial statements since the year ended September 30, 2007. Representatives of KMJ are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Fees for Independent Registered Public Accounting Firm

The following is a summary of the fees billed to the Company by KMJ for professional services rendered for the fiscal years ended September 30, 2010 and 2009. These fees are for work invoiced in the fiscal years indicated.

	2010	2009

Audit Fees:
Consists of fees billed for professional services rendered for the audit of the Company’s annual financial statements and the review of the interim financial statements included in the Company’s Quarterly Reports (together, the “Financial Statements”) and for services normally provided in connection with statutory and regulatory filings or engagements	$174,427	$198,050
Other Fees:
Audit-Related Fees
Consists of fees billed for assurance and related services reasonably related to the performance of the annual audit or review of the Financial Statements (defined above)	31,412	11,400
Tax Fees
Consists of fees billed for tax compliance, tax advice and tax planning	—	1,400
All Other Fees
Consists of fees billed for other products and services not described above, which consisted of fees relating to: (i) the review of registration statements filed under the Securities Act of 1933 and the issuance of consents, (ii) routine audits of an employee benefit plan and research program supported by federal grants, and (iii) equity compensation consulting.	11,335	34,620

Total Other Fees	42,747	47,420

Total All Fees	$217,174	$245,470

Vote Required

Ratification of the selection of the independent registered public accounting firm requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal. Abstentions will have the same effect as voting against the proposal. Because broker non-votes are not counted as votes for or against this proposal, they will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that stockholders have the opportunity to cast an advisory (non-binding) vote on executive compensation commencing with our 2011 annual meeting (a so-called “say-on-pay” vote), as well as an advisory vote with respect to whether future say-on-pay votes will be held every one, two or three years, which is the subject of Proposal No. 4.

The advisory vote on executive compensation is a non-binding vote on the compensation of the Company’s “named executive officers,” as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. The advisory vote on executive compensation is not a vote on the Company’s general compensation policies, compensation of the Company’s Board of Directors, or the Company’s compensation policies as they relate to risk management. The Dodd-Frank Act requires the Company to hold the advisory vote on executive compensation at least once every three years.

Our philosophy in setting compensation policies for executive officers has two fundamental objectives: (1) to attract and retain a highly skilled team of executives and (2) to align our executives’ interests with those of our stockholders by rewarding short-term and long-term performance and tying compensation to increases in stockholder value. The Compensation Committee believes that executive compensation should be directly linked both to continuous improvements in corporate performance (so-called “pay for performance”) and accomplishments that are expected to increase stockholder value. The Compensation Discussion and Analysis section starting on page 17 provides a more detailed discussion of the executive compensation program and compensation philosophy.

The vote under this Proposal No. 3 is advisory, and therefore not binding on the Company, the Board or our Compensation Committee. However, our Board, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate what actions may be appropriate to address those concerns.

Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 3:

RESOLVED, that the stockholders of Avanir Pharmaceuticals, Inc. approve, on an advisory basis, the compensation of the Company’s “named executive officers” (as defined in the Proxy Statement), as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company’s definitive proxy statement for the 2011 Annual Meeting of Stockholders (the “Proxy Statement”).

Recommendation

The Board of Directors recommends a vote “FOR” approval of the foregoing resolution. Proxies will be so voted unless stockholders specify otherwise in their proxies.

Vote Required

Approval of this resolution requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the same effect as voting against the resolution. Because broker non-votes are not counted as votes for or against this resolution, they will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3.

PROPOSAL NO. 4
ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTE

Background

We are also required by the Dodd-Frank Act to provide stockholders with a separate advisory (non-binding) vote for the purpose of asking stockholders to express their preference for the frequency of future say-on-pay votes. Stockholders may indicate whether they would prefer an advisory vote on executive compensation once every one, two or three years. We are required to solicit stockholder votes on the frequency of future say-on-pay proposals at least once every six years, although we may seek stockholder input more frequently.

Vote Required

The frequency period that receives the most votes (every one, two or three years) will be deemed to be the recommendation of the stockholders. However, because this vote is advisory and not binding on the Board of Directors or the Company, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option selected by a plurality of our stockholders.

The Board has not made a recommendation on this Proposal No. 4 because it has decided to first consider the views of the Company’s stockholders before making a determination.

CORPORATE GOVERNANCE

Director Independence

We believe that the Company benefits from having a strong and independent Board. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company that would affect his or her exercise of independent judgment. On an annual basis, the Board reviews the independence of all directors under guidelines established by NASDAQ and in light of each director’s affiliations with the Company and members of management, as well as significant holdings of Company securities. This review considers all known relevant facts and circumstances in making an independence determination. Based on this review, the Board has made an affirmative determination that all directors, other than Mr. Katkin, are independent. It was determined that Mr. Katkin lacks independence because of his status as the Company’s President and Chief Executive Officer.

Code of Business Conduct and Ethics

We believe that our Board and committees, led by a group of strong and independent directors, provide the necessary leadership, wisdom and experience that the Company needs in making sound business decisions. Our Code of Business Conduct and Ethics helps clarify the operating standards and ethics that we expect of all of our officers, directors and employees in making and implementing those decisions. Waivers of our Code of Business Conduct and Ethics may only be granted by the Board or the Corporate Governance Committee and will be publicly announced promptly in our SEC filings. In furthering our commitment to these principles, we invite you to review our Code of Business Conduct and Ethics and other corporate governance materials located on our website at www.avanir.com.

Stockholder Communications

Generally, stockholders who have questions or concerns regarding the Company should contact our Investor Relations department at (949) 389-6700. However, any stockholders who wish to address questions regarding the business or affairs of the Company directly with the Board, or any individual director, should direct his or her questions in writing to the Chairman of the Board, Avanir Pharmaceuticals, Inc., 101 Enterprise, Suite 300, Aliso Viejo, California 92656. Upon receipt of any such communications, the correspondence will be directed to the appropriate person, including individual directors.

BOARD OF DIRECTORS AND COMMITTEES

During fiscal 2010, our Board met five times. Each director attended at least 75% of the aggregate of the meetings of the Board and meetings of the committees of which he was a member in our last fiscal year. During fiscal 2010, our Board had an Audit Committee, a Compensation Committee, a Corporate Governance Committee, an Executive Committee and a Science Committee. All members of the Audit, Compensation, Corporate Governance and Science Committees are non-employee directors who are deemed independent.

All members of our Board attended the 2010 Annual Meeting of Stockholders. Although the Company has no formal policies regarding director attendance at annual meetings, it does expect that all members of the Board will attend the 2011 Annual Meeting.

Board Leadership Structure and Risk Oversight

The positions of Chairman of the Board and Chief Executive Officer are separated, which allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. Our Board recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman. Our Board also believes that this structure ensures a greater role for the independent directors in the oversight of our Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board. Our Board believes its administration of its risk oversight function has not affected its leadership structure.

While our Bylaws do not require that our Chairman and Chief Executive Officer positions be separate, our Board believes that having separate positions and having an independent outside director serve as Chairman is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance. Our separated Chairman and Chief Executive Officer positions are augmented by the independence of six of our seven directors, and our independent Board committees that provide appropriate oversight in the areas described below. At executive sessions of independent directors, these directors speak candidly on any matter of interest, which may be with or without the Chief Executive Officer present. The Board of Directors met in executive session five times in 2010. We believe this structure provides consistent and effective oversight of our management and the Company.

The Board has overall responsibility for the oversight of the Company’s risk management process, which is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. Risk management includes not only understanding company specific risks and the steps management implements to manage those risks, but also what level of risk is acceptable and appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and implementing appropriate risk management practices. The Board periodically reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company. The Board also delegates oversight to Board committees to oversee selected elements of risk as set forth below.

Board Committees

Audit Committee.  As of the Record Date, the Audit Committee was comprised of Messrs. Austin (Chairman), Mathews and Wheeler. The Audit Committee selects the Company’s independent registered public accounting firm, approves its compensation, oversees and evaluates the performance of the independent registered public accounting firm, oversees the accounting and financial reporting policies and internal control systems of the Company, reviews the Company’s interim and annual financial statements, independent registered public accounting firm reports and management letters, and performs other duties, as specified in the Audit Committee Charter, a copy of which is available on the Company’s website at www.avanir.com. The Audit Committee met ten times in fiscal 2010. All members of the Audit Committee satisfy the current independence standards promulgated by NASDAQ and the SEC and the Board has determined that Mr. Austin is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K.

Compensation Committee.  As of the Record Date, the Compensation Committee was comprised of Dr. Mazzo (Chairman) and Messrs. Podlesak and Austin. The Compensation Committee determines compensation levels for the Company’s executive officers and directors, oversees administration of the Company’s equity compensation plans, and performs other duties regarding compensation for employees and consultants as the Board may delegate from time to time. Our Chief Executive Officer makes recommendations to the Compensation Committee regarding the corporate and individual performance goals and objectives relevant to executive compensation and executives’ performance in light of such goals and objectives, and recommends other executives’ compensation levels to the Compensation Committee based on such evaluations. The Compensation Committee considers these recommendations and then makes an independent decision regarding officer compensation levels and awards. The Compensation Committee met five times in fiscal 2010. A copy of the Compensation Committee charter is available on the Company’s website at www.avanir.com. All members of the Compensation Committee satisfy the current NASDAQ independence standards.

Corporate Governance Committee.  As of the Record Date, the Corporate Governance Committee was comprised of Messrs. Mathews (Chairman) and Wheeler and Dr. Whitcup. The Corporate Governance Committee oversees the Company’s Code of Conduct, develops and implements policies and processes regarding corporate governance matters, assesses Board membership needs and acts as the Company’s nominating committee by reviewing potential director nominees and recommending nominees to the Board. The Corporate Governance Committee met four times in fiscal 2010. A copy of the Corporate Governance Committee charter is available on our website at www.avanir.com. All members of the Corporate Governance Committee satisfy the current NASDAQ independence standards.

Executive Committee.  As of the Record Date, the Executive Committee was comprised of Messrs. Wheeler (Chairman), Katkin and Mathews and Dr. Whitcup. Subject to certain exceptions, the Executive Committee is authorized to act on any matter that the Board may consider when the Board is not in session. The Executive Committee met twice in fiscal 2010.

Science Committee.  As of the Record Date, the Science Committee was comprised of Drs. Whitcup (Chairman) and Mazzo and Mr. Podlesak. The Science Committee advises management and the Board on scientific and regulatory matters relating to the Company’s drugs and drug candidates. The Science Committee reviews both pre-clinical studies and clinical trials of Avanir’s research programs, and provides advice on the design, conduct, and analyses of these data. The Science Committee is also responsible for reviewing and providing advice on scientific issues relating to drug manufacturing and intellectual property related to Avanir’s scientific research. The Science Committee met four times in fiscal 2010.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, no member of the Compensation Committee was a current or former officer or employee of Avanir. None of our executive officers served as a member of the compensation committee (or board of directors serving the compensation function) of another entity where such entity’s executive officers served on our Compensation Committee. Moreover, none of our executive officers served as a member of the compensation committee (or board of directors serving the compensation function) of another entity where such entity’s executive officers served on our Board.

EXECUTIVE OFFICERS

Our current executive officers and their respective positions are set forth in the following table. Biographical information regarding each executive officer who is not also a director is set forth following the table. Biographical information for Mr. Katkin is set forth above under Proposal No. 1 (Election of Directors).

Name	Age	Position

Keith A. Katkin	39	President and Chief Executive Officer
Randall E. Kaye, M.D.	48	Senior Vice President and Chief Medical Officer
Christine G. Ocampo, CPA	38	Vice President, Finance

Randall E. Kaye, M.D.  Dr. Kaye was appointed Senior Vice President and Chief Medical Officer in March 2007. From November 2006 until March 2007, he served as Vice President Clinical and Medical Affairs, and from January 2006 to November 2006 as Vice President of Medical Affairs. Immediately prior to joining Avanir, Dr. Kaye was the Vice President of Medical Affairs for Scios Inc., a division of Johnson & Johnson from 2004 to 2006. From 2002 to 2004, Dr. Kaye recruited and managed the Medical Affairs department for InterMune Inc. Previously, Dr. Kaye served for nearly a decade in a variety of Medical Affairs and Marketing positions for Pfizer Inc. Dr. Kaye earned his Doctor of Medicine, Masters in Public Health and Bachelor of Science degrees at George Washington University in Washington, D.C. and was a Research Fellow in Allergy and Immunology at Harvard Medical School.

Christine G. Ocampo, CPA.  Ms. Ocampo was appointed Vice President, Finance in February 2008. Ms. Ocampo previously served as the Company’s Controller since March 2007. Prior to joining the Company, Ms. Ocampo served as Senior Vice President, Chief Financial Officer, Chief Accounting Officer, Treasurer and Secretary of Cardiogenesis Corporation from November 2003 until April 2006. From 2001 to November 2003, Ms. Ocampo served in the role of Vice President and Corporate Controller at Cardiogenesis. Prior to joining Cardiogenesis in April 1997, Ms. Ocampo held a management position in Finance at Mills-Peninsula Health Systems in Burlingame, California, and spent three years as an auditor for Ernst & Young LLP. Ms. Ocampo graduated with a Bachelors of Science in Accounting from Seattle University and became a licensed Certified Public Accountant in 1996.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Transactions with Related Parties

Other than compensation arrangements described below under the captions “Executive Compensation” and “Director Compensation,” we are not a party to any transactions between us and certain “related parties,” which are generally considered to be our directors and executive officers, nominees for director, holders of 5% or more of our outstanding common stock and members of their immediate families.

Related-Party Transaction Review and Approval

Our Board has adopted policies and procedures for the review and approval of related-party transactions and has delegated to the Corporate Governance Committee the authority to review and approve the material terms of any proposed related-party transactions. To the extent that a proposed related-party transaction may involve a non-employee director or nominee for election as a director and may be material to a consideration of that person’s independence, the matter may also be considered by the other disinterested directors.

Pursuant to our Code of Business Conduct and Ethics and our Corporate Governance Committee Charter, each of our executive officers and directors must disclose related-party transactions to our Corporate Governance Committee. In order to avoid conflicts of interest, our executive officers and directors may not acquire any ownership interest in any supplier, customer or competitor (other than nominal amounts of stock in publicly traded companies), enter into any consulting or employment relationship with any customer, supplier or competitor, or engage in any outside business activity that is competitive with any of our businesses, without first disclosing the proposed transaction. After the proposed transaction has been disclosed, a determination will be made by our Corporate Governance Committee as to what course to follow, depending on the nature or extent of the conflict. Furthermore, our executive officers and directors may not serve on any board of directors of any customer, supplier or competitor unless such board service has been disclosed to us and approved by our Board. Our Corporate Governance Committee has been delegated the task of reviewing other directorships and consulting agreements of Board members for conflicts of interest. All members of our Board are required to report annually all other directorships and consulting agreements.

In determining whether to approve or ratify a related-party transaction, the Corporate Governance Committee may consider, among other factors it deems appropriate, the potential benefits to us, the impact on a director’s or nominee’s independence or an executive officer’s relationship with or service to us, whether the related-party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. In deciding to approve a transaction, the Corporate Governance Committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related party in connection with its approval of any transaction. Any transactions involving the compensation of executive officers, however, are to be reviewed and approved by the Compensation Committee. If a related-party transaction will be ongoing, the Corporate Governance Committee may establish guidelines to be followed in our ongoing dealings with the related party. Thereafter, the Corporate Governance Committee, on at least an annual basis, will review and assess ongoing relationships with the related party to see that they are in compliance with the committee’s guidelines and that the related-party transaction remains appropriate.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Executive officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all reports filed under Section 16(a). To the Company’s knowledge, based solely on the review of copies of the reports filed with the SEC, all reports required to be filed by our executive officers, directors and greater-than-10% stockholders were timely filed in fiscal 2010.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of September 30, 2010, regarding the Company’s Amended and Restated 1994, 1998 and 2000 Stock Option Plans and 2003 and 2005 Equity Incentive Plans, as well as other stock options and warrants previously issued by the Company as compensation for services.

			Number of Securities
	Number of Securities		Remaining Available for
	to be Issued Upon		Future Issuance Under
	Exercise of	Weighted-Average	Equity Compensation
	Outstanding Options,	Exercise Price of	Plans (Excluding
	Warrants and	Outstanding Options,	Securities Reflected in
Plan category	Rights(1)	Warrants and Rights	First Column)(2)

Equity compensation plans approved by security holders	364,190	$8.22	525,632
Equity compensation plans not approved by security holders	6,000,075	$1.30	5,944,300
Total	6,364,265	$1.69	6,469,932

(1)	Excludes a total of 1,679,341 shares of common stock issuable upon the vesting of outstanding restricted stock units.

(2)	Excludes shares that may be added pursuant to the “evergreen” features under the Amended and Restated 2003 and 2005 Equity Incentive Plans. 325,000 additional shares were authorized for issuance in November 2010 under the “evergreen” feature contained in the 2005 Equity Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Based on information available to us and filings with the SEC, the following table sets forth certain information regarding the beneficial ownership (as defined by Rule 13d-3 under the Securities Exchange Act of 1934) of our outstanding common stock for (i) each of our directors, (ii) each of our “named executive officers,” as defined in Executive Compensation below, (iii) all of our directors and executive officers as a group, and (iv) persons known to us to beneficially hold more than 5% of our outstanding common stock. The following information is presented as of December 1, 2010 or such other date as may be reflected below (including, where noted below, based upon Schedule 13D and 13G filings made with the U.S. Securities and Exchange Commission reporting beneficial ownership after December 1, 2010 and prior to the date of this proxy statement).

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, shares of common stock issuable under stock options or warrants that are exercisable within 60 days of December 1, 2010 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options or warrant(s), but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over their shares of common stock, except for those jointly owned with that person’s spouse. Unless otherwise indicated below, the address of each person listed on the table is c/o Avanir Pharmaceuticals, Inc., 101 Enterprise, Suite 300, Aliso Viejo, California 92656.

	Shares Beneficially Owned
		Percent of
Name and Address of Beneficial Owner	Number(1)	Class(2)

Greater than 5% Holders
T. Rowe Price Associates(3)	16,109,800	13.32%
100 E. Pratt Street
Baltimore, MD 21202
Vivo Ventures(4)	11,080,364	8.93%
575 High Street, Suite 201
Palo Alto, CA 94301
ProQuest Investments(5)	9,834,603	7.95%
90 Nassau Street, 5th Floor
Princeton, NJ 08542
Current directors and named executive officers:
Keith A. Katkin(6)	1,228,456	1.01%
Randall E. Kaye, M.D.(7)	526,074	*
Craig A. Wheeler(8)	273,844	*
Charles A. Mathews(9)	226,969	*
Stephen G. Austin, CPA(10)	220,094	*
Dennis G. Podlesak(11)	214,844	*
David J. Mazzo, Ph.D.(12)	214,844	*
Scott M. Whitcup, M.D.(13)	213,844	*
Christine G. Ocampo, CPA(14)	230,682	*
All current executive and officers and directors as a group (9 persons)	3,349,651	2.71%

(1)	Represents shares of common stock and shares of restricted stock held as of December 1, 2010, plus shares of common stock that may be acquired upon exercise of options, warrants and other rights exercisable within 60 days of December 1, 2010.

(2)	Based on 120,982,441 shares of the registrant’s Common Stock were issued and outstanding as of December 1, 2010. The percentage ownership and voting power for each person (or all directors and executive officers as a group) is calculated by assuming the exercise or conversion of all options, warrants and convertible securities exercisable or convertible within 60 days of December 1, 2010 held by such person and the non-exercise and non-conversion of all outstanding warrants, options and convertible securities held by all other persons.

(3)	Based on Schedule 13G filed on December 10, 2010 on behalf of T. Rowe Price Associates, Inc.

(4)	Based on Schedule 13G/A filed February 12, 2010 on behalf of Vivo Ventures Fund VI, L.P., a Delaware limited partnership (“Vivo Fund”), with respect to shares beneficially held by it, and Vivo Ventures VI, LLC, a Delaware limited liability company (“Vivo Ventures VI”), as general partner of Vivo Fund and Vivo Ventures VI Affiliates Fund L.P. (“Affiliates Fund”), with respect to shares beneficially held by Vivo Fund and Affiliates Fund. Includes 8,020,255 shares of common stock reported in the 13G/A filing, plus an additional 3,060,109 shares of common stock underlying warrants that are exercisable within 60 days of December 1, 2010. Each of the reporting persons disclaims beneficial ownership of such securities except to the extent of the reporting person’s pecuniary interest in such securities.

(5)	Based on Schedule 13G/A filed February 9, 2010 on behalf of the following persons: (i) ProQuest Investments III, L.P., a Delaware limited partnership (“Investments III”), with respect to shares beneficially owned by it; (ii) ProQuest Associates III LLC, a Delaware limited liability company (“Associates III”), as General Partner of Investments III with respect to Shares beneficially owned by Investments III; (iii) ProQuest Investments IV, L.P., a Delaware limited partnership (“Investments IV”), with respect to Shares beneficially owned by it; (iv) ProQuest Associates IV LLC, a Delaware limited liability company (“Associates IV”), as General Partner of Investments IV with respect to Shares beneficially owned by Investments IV; (v) Jay Moorin, an individual and a member of Associates III and Associates IV (“Moorin”), with respect to Shares beneficially owned by Associates III and Associates IV; and (vi) Alain Schreiber, an individual and a member of Associates III and Associates IV (“Schreiber”), with respect to Shares beneficially owned by Associates III and Associates IV. Reported holdings consist of 7,125,754 shares of common stock and 2,708,849 shares of common stock issuable upon the exercise of warrants.

(6)	Includes (i) 957,604 shares of common stock issuable upon the exercise of options exercisable within 60 days of December 1, 2010, (ii) 66,100 shares underlying restricted stock units granted under the Company’s equity plans and (iii) 204,752 shares of common stock.

(7)	Includes (i) 299,238 shares of common stock issuable upon the exercise of options exercisable within 60 days of December 1, 2010, (ii) 74,671 shares underlying restricted stock units granted under the Company’s equity plans, (iii) 139,665 shares of common stock, and (iv) 12,500 shares of common stock that are held by certain family members and for which Dr. Kaye disclaims beneficial ownership.

(8)	Includes (i) 6,250 shares of common stock issuable upon the exercise of options exercisable within 60 days of December 1, 2010 and (ii) 267,594 shares underlying restricted stock units granted under the Company’s equity plans.

(9)	Includes (i) 15,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of December 1, 2010, (ii) 207,594 shares underlying restricted stock units granted under the Company’s equity plans, (iii) 1,875 shares of common stock held in Mr. Mathews’s individual retirement account, for which Mr. Mathews is the beneficial owner, and (iv) 2,500 shares of common stock held directly by Mr. Mathews.

(10)	Includes (i) 10,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of December 1, 2010, (ii) 207,594 shares underlying restricted stock units granted under the Company’s equity plans and (iii) 2,500 shares of common stock held directly by Mr. Austin.

(11)	Includes (i) 6,250 shares of common stock issuable upon the exercise of options exercisable within 60 days of December 1, 2010, (ii) 207,594 shares underlying restricted stock units granted under the Company’s equity plans and (iii) 1,000 shares of common stock held directly by Mr. Podlesak.

(12)	Includes (i) 6,250 shares of common stock issuable upon the exercise of options exercisable within 60 days of December 1, 2010, (ii) 207,594 shares underlying restricted stock units granted under the Company’s equity plans and (iii) 1,000 shares of common stock held directly by Dr. Mazzo.

(13)	Includes (i) 6,250 shares of common stock issuable upon the exercise of options exercisable within 60 days of December 1, 2010 and (ii) 207,594 shares underlying restricted stock units granted under the Company’s equity plans.

(14)	Includes (i) 165,550 shares of common stock issuable upon the exercise of options exercisable within 60 days of December 1, 2010, (ii) 40,000 shares underlying restricted stock units granted under the Company’s equity plans, (iii) 13,232 shares of common stock and (iv) 11,900 shares of common stock held by certain family members and for which Ms. Ocampo is the beneficial owner.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following compensation discussion and analysis describes the material elements of compensation earned in fiscal 2010 by each of the executive officers identified below in the Summary Compensation Table, who are referred to collectively as our “named executive officers.” Our named executive officers with respect to the fiscal year that ended on September 30, 2010 are Keith A. Katkin, President and Chief Executive Officer; Christine G. Ocampo, Vice President, Finance; and Randall E. Kaye, M.D., Senior Vice President and Chief Medical Officer. These persons constitute our principal executive officer, our principal financial officer and our one other executive officer serving during fiscal 2010. This disclosure includes payments that were made and compensation-related actions that were taken in the first quarter of fiscal 2011, where these payments and decisions related to performance in fiscal 2010.

Compensation Philosophy and Objectives

Our philosophy in setting compensation policies for executive officers has two fundamental objectives: (1) to attract and retain a highly skilled team of executives and (2) to align our executives’ interests with those of our stockholders by rewarding short-term and long-term performance and tying compensation to increases in stockholder value. The Compensation Committee believes that executive compensation should be directly linked both to continuous improvements in corporate performance (“pay for performance”) and accomplishments that are expected to increase stockholder value. In furtherance of this goal, the Compensation Committee has adhered to the following guidelines as a foundation for decisions that affect the levels of compensation:

•	provide a competitive total compensation package that enables the Company to attract and retain highly qualified executives with the skills and experience required for the achievement of business goals;

•	align compensation elements with the Company’s annual goals and long-term business strategies and objectives;

•	promote the achievement of key strategic and financial performance measures by linking short-term and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

•	align executives’ incentives with the creation of stockholder value.

The Compensation Committee has historically compensated executive officers with three compensation components: base salary, annual incentive bonus and equity-based compensation. The Compensation Committee believes that cash compensation in the form of base salary and an annual incentive bonus provides our executives with short-term rewards for success in operations, and that long-term compensation through the award of stock options, restricted stock and other equity awards aligns the objectives of management with those of our stockholders with respect to long-term performance and success.

The Compensation Committee also has historically focused on the Company’s financial and working capital condition when making compensation decisions and approving performance objectives. Because the Company has had limited sources of capital and historically has sought to preserve cash, overall compensation traditionally has been weighted more heavily toward contingent performance-based payments, such as annual incentive bonuses, and equity-based compensation that is earned only upon the Company’s achievement of specified performance goals. Although the Company received FDA approval of its product, NUEDEXTA on October 29, 2010 and plans to launch the drug commercially in the second quarter of the 2011 fiscal year, the Company currently does not generate significant revenues or profits. Accordingly, the Compensation Committee will continue to periodically reassess the appropriate weighting of equity and cash compensation in light of the Company’s anticipated product launch and its working capital needs with the goal of more equally weighting cash compensation and long term equity compensation in the future.

Risk Management and Mitigation

In reviewing the compensation structure in fiscal 2010, the Compensation Committee also considered how the Company’s compensation policies may affect the Company’s risk profile and how compensation policies may be used to mitigate risks facing the Company. More specifically, the Compensation Committee considered the general design philosophy of the Company’s policies for employees whose conduct would be most affected by incentives established by compensation policies. In considering these issues, the Compensation Committee concluded that the use of performance-based bonuses and long-term equity awards did not appear to create undue risks for the Company or encourage excessive risk-taking behavior on the part of employees.

With respect to bonus awards, the amount of an individual’s award depends principally (exclusively, in the case of our Chief Executive Officer) on overall Company performance, which reduces the ability and incentive for an individual to take undue risks in an effort to increase the amount of his or her bonus award for a particular year. The Company’s performance goals are reviewed and approved by the Compensation Committee at the beginning of each fiscal year and are considered to be generally of the nature that would not encourage or reward excessive risk taking. Additionally, the Compensation Committee monitors Company performance throughout the year and has the ability to intervene in instances where actions by the Company vis-à-vis Company performance goal attainment would be considered unduly risky to prevent or penalize such actions.

With respect to equity awards, these awards typically vest over several years, meaning that long-term value creation, contrasted with short-term gain, presents the best opportunity for employees to profit from these awards. To the extent that performance-based equity awards are used, the events that trigger vesting are expected to be realized several years in the future, such as the restricted awards previously granted with vesting tied to the FDA’s acceptance of the Company’s NDA for NUEDEXTA for PBA. The Company has not historically used claw-back provisions or imposed holding periods for vested awards, although the Compensation Committee will consider whether such mechanisms might be appropriate in the future to mitigate risk as the Company transitions from a drug development company to a fully integrated specialty pharmaceutical company with commercial operations. Additionally, the use of financial-based performance metrics to determine employee compensation may subject those payouts to claw-back penalties under the Dodd-Frank Act, to the extent that there is a subsequent restatement of the financial measure that was used to determine a payout.

Roles in Determining Compensation

Compensation Committee

The Board has delegated to the Compensation Committee the responsibility to ensure that total compensation paid to our executive officers, including named executive officers, is consistent with our compensation policy and objectives. The Compensation Committee oversees and approves all compensation arrangements and actions for our executive officers and other key employees, including the named executive officers. While the Compensation Committee draws on a number of resources, including input from the Chief Executive Officer and independent compensation consultants, to make decisions regarding the Company’s executive compensation program, ultimate decision-making authority rests with the Compensation Committee. The Compensation Committee retains discretion over base salary, annual incentive bonus, equity compensation and other compensation considerations. The Compensation Committee relies upon the judgment of its members in making compensation decisions, after reviewing the performance of the Company and carefully evaluating an executive’s performance during the year against established goals, operational performance and business responsibilities.

In addition, the Compensation Committee incorporates judgment in the assessment process to respond to and adjust for the evolving business environment. Corporate goals are reviewed annually by the Compensation Committee and then presented to the full Board for review and approval.

Compensation Consultant

The Compensation Committee retains the services of an external compensation consultant, Radford, a division of AON (“Radford”). The mandate of the consultant is to assist the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design, benchmarking with the Company’s peers in the industry and other technical considerations including tax- and accounting-related matters. The Compensation Committee regularly evaluates Radford’s performance, considers alternative compensation consultants and has the final authority to engage and terminate Radford’s services.

Chief Executive Officer

The Chief Executive Officer attends Compensation Committee meetings and works with the Compensation Committee Chairman and Radford to develop compensation recommendations for the executive officers (excluding the Chief Executive Officer), based upon individual experience and breadth of knowledge, internal considerations, individual performance during the fiscal year and other factors deemed relevant by the Compensation Committee. The recommendations are then submitted to the Compensation Committee for review and consideration. The Compensation Committee works directly with Radford and the Chairman of the Board to determine compensation actions for the Chief Executive Officer.

Competitive Market Benchmarking

The Compensation Committee draws on a number of resources to assist in the evaluation of the various components of the Company’s executive compensation program including, but not limited to, industry data compiled yearly by Radford in its Global Life Sciences Survey, which represents a nationally-based assessment of executive compensation widely used within the pharmaceutical and biotechnology industry sectors. While we do not establish compensation levels based solely on benchmarking, pay practices at other companies are an important factor that the Compensation Committee considers in assessing the reasonableness of compensation and ensuring that our compensation practices are competitive in the marketplace. Our peer companies for the 2010 fiscal year, used in determining compensation actions in the 2010 fiscal year, were selected by the Compensation Committee with Radford’s support in fiscal 2008 on the basis of their similarity to us in terms of competition for talent, phase of products in development, financial attributes, research and development expenditures, and stock price. The list of peer companies for the 2010 fiscal year consisted of the following 18 publicly-traded companies in the pharmaceutical and biotechnology industries:

ARYX Therapeutics	Introgen Therapeutics	Somaxon Pharmaceuticals
Avigen	La Jolla Pharmaceutical Company	Telik
Cypress Bioscience	NPS Pharmaceuticals	Titan Pharmaceuticals
CytRx	Optimer Pharmaceuticals	Trubion Pharmaceuticals
Discovery Laboratories	Orexigen Therapeutics	Vanda Pharmaceuticals
Favrille	Peregrine Pharmaceuticals	Vical

The Compensation Committee reviews the Company’s list of peer companies periodically to reflect changes in market capitalization, developments at the Company relative to its peer companies and other factors. During fiscal 2010, the Committee noted that the above list of peer companies, selected in fiscal 2008, was in need of updating in anticipation of the Company’s approval decision for NUEDEXTA. Accordingly, the Compensation Committee engaged Radford to assist in determining a new list of peer companies following the Committee’s criteria, including state of development, current and potential market capitalization, and number of employees.

Based on Radford’s assessment and recommendations and the Committee’s criteria in determining the Company’s new list of peer companies, the Committee selected 26 publicly-traded companies in the pharmaceutical and biotechnology industries to serve as the Company’s new list of peer companies following an FDA approval of

NUEDEXTA. The peer group selected by the Committee was comprised of the following companies in the pharmaceutical and biotechnology industries:

Acorda Therapeutics	Dyax	Pain Therapeutics
Affymax	Isis Pharmaceuticals	Pozen
Alexza Pharmaceuticals	MAP Pharmaceuticals	Savient Pharmaceuticals
Alkermes	Momenta Pharmaceuticals	Seattle Genetics
Allos Therapeutics	Nektar Therapeutics	Somaxon
AMAG Pharmaceuticals	NPS Pharmaceuticals	Theravence
Arena Pharmaceuticals	Optimer Pharmaceuticals	Vical
Cadence Pharmaceuticals	Orexigen	ViroPharma
Cypress Pharmaceuticals	Osiris Therapeutics

In November 2010, the Compensation Committee adopted the new list of peer companies that were determined to be more comparable to the Company’s business following the FDA’s approval of NUEDEXTA and the anticipated launch planned for the first calendar quarter of 2011. The selected comparator companies considered various factors including number of employees, market capitalization, and revenues. In addition to the selection of the new list of peer companies, the Committee engaged Radford to conduct a comprehensive benchmarking study reporting on compensation levels and practices, including equity, relative to the Company’s new list of peer companies. An Executive Compensation Assessment report was prepared by Radford in August 2010 that provided a competitive assessment of the Company’s executive compensation program as compared to the market data for base salaries, target total cash compensation and equity compensation of the new list of peer companies. Based on the benchmarking data for the new peer companies, adjustments to compensation were made in the first quarter of fiscal 2011, as described below.

Implementation of Objectives

In fiscal 2010, our executive compensation program consisted of the following forms of compensation, each of which are described below in greater detail:

•	Base Salary

•	Annual Bonus Incentive

•	Equity Compensation

•	Employee Benefit Program

Base Salary

Overview

Our Compensation Committee aims to set executives’ base salaries, in the aggregate, at levels near the 50th percentile of salaries of executives with similar roles as compared to the Company’s peer group. The Compensation Committee believes it is important to provide adequate fixed compensation to our executive officers working in a highly volatile and competitive industry. Our Compensation Committee believes that the 50th percentile for base salaries is the minimum cash compensation level that will allow us to attract and retain highly skilled executives. The Compensation Committee’s choice of this target percentile reflects consideration of our stockholders’ interests in paying what is necessary to achieve our corporate goals, while conserving cash and equity as much as practicable. We believe that, given the industry in which we operate and our compensation philosophy and objectives, base salaries at the 50th percentile are generally sufficient to retain our current executives and to hire new executives when and as required. In determining appropriate base salary levels for a given executive officer, the Compensation Committee considers the following factors:

•	individual performance of the executive, as well as our overall performance, during the prior year;

•	level of responsibility, including breadth, scope and complexity of the position;

•	level of experience and expertise of the executive;

•	internal review of the executive’s compensation relative to other executives to ensure internal equity; and

•	executive officer compensation levels at other similar companies to ensure competitiveness.

Salaries for executive officers are determined on an individual basis at the time of hire and are set to be competitive with peer companies in our industry. Adjustments to base salary are considered annually in light of each executive officer’s individual performance, the Company’s performance and compensation levels at peer companies in our industry, as well as changes in job responsibilities or promotion. The Chief Executive Officer assists the Compensation Committee in its annual review of the base salaries of other executive officers based on the foregoing criteria.

Changes in Base Salaries for Fiscal 2011

The Executive Compensation Assessment report prepared by Radford in August 2010 provided a competitive assessment of the Company’s compensation practices as compared to that of the Company’s new list of peer companies suggested that, on average, the 2010 base salary levels for the majority of the Company’s executives were at or below the 25th percentile as compared to the Company’s peer group. In light of the Company’s anticipated growth following the FDA’s approval of NUEDEXTA, the Compensation Committee approved a staged increase over a three-year period starting in fiscal 2011 to provide base salary adjustments to the Company’s executives whose base salaries are below the 50th percentile, with the goal of bringing base salaries to competitive base salary levels at or near the 50th percentile by the end of this three-year period. Any increase would be capped at 9.9% annually (unless the base salary for any executive is below market levels for the 25th percentile, in which case the Compensation Committee would, at its discretion, approve an increase above such cap to bring the officer to the 25th percentile) and would take into consideration executives’ tenure in their respective roles, performance, job criticality and merit increases for each of the fiscal years during the three-year period. The Compensation Committee deemed this strategy to be consistent with the Company’s stated compensation philosophy and objectives considering the experience levels of executives and necessary in order to retain key executives needed to achieve the Company’s goals and business objectives. Following the end of fiscal 2010, the Compensation Committee approved the first adjustment to base salaries in conjunction with the merit-based increase typically awarded during the first quarter of each fiscal year.

The following table shows the base salaries for our named executive officers for fiscal 2011, after giving effect to salary adjustments made in November 2010, which were effective as of October 1, 2010, as well as the average salaries in our new peer group at the 25th, 50th and 75th percentiles.

			Base Salary — Market Data(2)
		Fiscal 2011	25th	50th	75th
Name	Title	Base Salary(1)	Percentile	Percentile	Percentile

Keith A. Katkin	President and Chief Executive Officer	$495,800	$495,800	$534,600	$614,000
Randall E. Kaye, MD	Senior Vice President and Chief Medical Officer	$350,000	$314,700	$341,900	$362,400
Christine G. Ocampo, CPA	Vice President, Finance	$220,159	$212,300	$225,000	$240,700

(1)	Effective as of October 1, 2010.

(2)	Source: Radford’s Executive Compensation Review of August 2010.

Because Mr. Katkin’s 2010 base salary was below the 25th percentile of the new peer group, and based on the subjective factors listed above, the Compensation Committee approved a 20.8% increase in Mr. Katkin’s base salary for fiscal 2011, which brought his base salary up to the 25th percentile level. Other increases were approximately 4%, as shown in the following table.

Fiscal 2010 and 2011 base salary levels for each named executive officer.

		Fiscal 2010	Fiscal 2011
Name	Title	Base Salary	Base Salary(1)

Keith A. Katkin	President and Chief Executive Officer	$410,199	$495,800
Randall E. Kaye, MD	Senior Vice President and Chief Medical Officer	$336,467	$350,000
Christine G. Ocampo, CPA	Vice President, Finance	$210,678	$220,159

(1)	Effective as of October 1, 2010

Annual Bonus Incentive

Overview

The Company also provides executive officers with annual performance-based cash bonuses, which are specifically designed to reward executives for overall corporate performance as well as individual performance in a given year. Corporate goals are established at the beginning of each fiscal year by the Compensation Committee with input from senior management and with final approval by the independent members of the Board of Directors. The target annual incentive bonus amounts vary depending on each executive’s accountability, scope of responsibilities and potential impact on the Company’s performance. Accordingly, the higher the level of control and accountability that is exercisable by an executive officer over our overall performance, the greater the percentage of the executive officer’s target total cash compensation that is dependent on annual performance-based cash bonus award. Fiscal 2010 target annual incentive bonus levels ranged from 30% to 50% of base salary for our named executive officers.

Our Compensation Committee sets annual incentive bonus amounts for executive officers as a percent of base salary generally ranging between the 50th and 75th percentiles in our peer group. Although the Compensation Committee has selected a target bonus in some cases above the 50th percentile in percentage terms, the actual total cash compensation is generally expected to be at or below the 50th percentile measured in dollar terms given that base salaries for most of these executives continues to be below the 50th percentile. The target bonuses, as a percentage of base salary, for the named executive officers for fiscal 2011 are set forth in the following table.

		Target Bonus	Target Annual Incentive
		for Fiscal	Bonus — Market Data(1)
		2011 (% of	25th	50th	75th
Name	Title	Base Salary)	Percentile	Percentile	Percentile

Keith A. Katkin	President and Chief Executive Officer	50%	50%	55%	60%
Randall E. Kaye, MD	Senior Vice President and Chief Medical Officer	40%	30%	35%	40%
Christine G. Ocampo, CPA	Vice President, Finance	30%	25%	30%	35%

(1)	Source: Radford’s Executive Compensation Review of August 2010.

The Compensation Committee considers the individual performance of each executive officer and the Company’s overall performance for the preceding fiscal year in deciding whether to award a bonus and, if one is to be awarded, the amount of the bonus. For fiscal 2010, the maximum bonus for each executive was 140% of his or her respective target and the minimum bonus, or threshold, for each executive was zero. All executive officers, except for the Chief Executive Officer, are assigned annual incentive bonus targets with 75% of the bonus attributed to corporate performance and 25% based on individual performance. The annual incentive bonus for the Chief

Executive Officer is based 100% on overall corporate performance. In addition, the Compensation Committee has the discretion to adjust an award by +/-10%, not to exceed 150% of target for any bonus award, based on additional considerations of performance and to account for the evolving business environment during the performance year.

The Committee approved an increase, starting in fiscal 2011, in the potential maximum bonus for each executive to 150% of his or her respective target, but did not make any adjustments to the actual bonus target levels for any of the Company’s executive officers. The adjustment to the potential maximum bonus is consistent with the recommendations presented by Radford in August 2010. At the end of each fiscal year, individual and corporate performance are measured versus plan and a percentage of target is fixed, which then determines the size of the total bonus pool from which annual bonus incentives are to be paid to executive officers. All cash bonuses are awarded retrospectively. Payout dates for all annual incentive bonuses to executive officers are targeted during the first quarter of each fiscal year.

Fiscal 2010 Annual Bonus Incentive

Upon completion of fiscal 2010, the Compensation Committee assessed the Company’s overall performance against the achievement of corporate performance goals established in October 2009. The Compensation Committee then assessed our Chief Executive Officer’s individual accomplishments as well as the individual accomplishments of other executive officers. Performance against each goal is scored by the Compensation Committee on a scale of 1 to 5, with a score of 3 equaling the target goal and resulting in a payout amount that is equal to 100% of the target amount. After determining scores for individual goals, a weighted-average score is computed, using the weighting prescribed at the beginning of the year for each goal. Once a total performance score is determined, the funding of the bonus pool is determined from the scale shown below, with the Compensation Committee retaining the discretion as set forth below to adjust individual awards, within certain limits.

Payout Level
(Percent of Target
Weighted Average Score	Amount)

0	0%
1	0%
2	50%
3	100%
4	120%
5	140%

In fixing the targets for each fiscal year, the Compensation Committee selects performance goals that are considered aggressive, meaning that they are goals that are considered achievable, but only with a high degree of diligence and success in execution. In accruing for bonuses during each fiscal year, management assumes that the target goals will be achieved (i.e., a score of 3.0), absent a set of circumstances arising during the course of the year that would suggest otherwise.

Set forth below are the general performance goals that were considered by the Compensation Committee in assessing overall performance for the 2010 fiscal year, as well as the relative weighting of these goals and the Compensation Committee’s assessment of achievement for each goal.

Clinical Development Goals (45%):  These goals established target performance for the Company in Phase III clinical development progress, including submitting a complete response to the FDA and the FDA’s approval of NUEDEXTA for the PBA indication. The specific goals were as follows:

•	NUEDEXTA PBA — FDA Interaction and Approval (45%): This goal measured the timely filing of the complete response to the approval letter and obtaining FDA approval of NUEDEXTA for the PBA indication. The Company received the FDA’s approval of NUEDEXTA on October 29, 2010 with favorable product labeling approved by the FDA, which was determined by the Compensation Committee to have exceeded expectations, resulting in a score of 5.0 for this goal. Although the goal was achieved in the first quarter of fiscal 2011, all of the actions of the officers leading to approval took place in fiscal 2010 and this was considered to be a fiscal 2010 event for compensation purposes. In addition, during the fiscal 2010 goal setting process, management and the Compensation Committee determined that if the measurement date for this goal occurred after year-end, it would be considered as part of fiscal 2010 compensation.

Corporate Development Goals (45%):  These goals set targets for enhancing the intellectual property estate relating to NUEDEXTAtm through the issuance of new patents and for the corporate development of commercial relationships relating to NUEDEXTA.

•	NUEDEXTA US Patent Issued (15%): This goal measured the date the U.S. Patent and Trademark Office, or USPTO, issued the new NUEDEXTA patent. The performance metric measures the actual date the patent is issued, the notice of allowance is received or the appeals process is initiated. The USPTO issued the new NUEDEXTA patent prior to September 30, 2010, which was determined by the Compensation Committee to have exceeded expectations, resulting in a score of 5.0 for this goal.

•	NUEDEXTA Business Development (30%): This goal measures the Company’s achievement of certain business development objectives, including those pursued to enhance the value of the Company’s products. Despite the fact that the target goals were considered challenging, especially in an economic period of decreased activity in the industry in general, a score of 2.0 was awarded for this goal based on corporate performance in fiscal 2010.

Financial Operations (10%):  This category of goals focused attention on demonstrating fiscal responsibility through (i) improving the Company’s cash position by the end of the fiscal year while supporting budgeted activities such as the continued development of NUEDEXTAtm; and (ii) effective budget management, as measured by expenses and working capital at the end of the fiscal year.

•	Fiscal 2010 Net Operating Cash Burn for Budgeted Activities (5%): The performance metric measures the Company’s aggregate cash expenditures on operations for fiscal 2010. This measure is intended to encourage efficient use of capital, while still achieving the operational goals set forth above. In May 2010, the Compensation Committee revised this performance goal to account for the Company’s capital raise during the third quarter of the 2010 fiscal year and increase in commercial expenditures in preparation of the FDA’s approval of NUEDEXTAtm. In 2010, the Net Operating Cash Burn was approximately $23.7 million, which was judged by the Compensation Committee as favorable relative to expected levels of expenditures, resulting in a score of 5.0 on this goal.

•	Capital Raise / Cash at Year-End of Fiscal 2010 (5%): The performance metric measures the Company’s effectiveness in raising of additional capital and cash available at the end of the 2010 fiscal year. This measure is intended to encourage the Company to seek and select the most efficient financing instrument(s) to appropriately fund on-going operational requirements including commercial readiness activities in anticipation of the FDA’s approval of NUEDEXTA. At September 30, 2010, the Company had a cash balance of approximately $39.4 million, which was judged by the Compensation Committee as favorable relative to expected levels of expenditures, resulting in a score of 5.0 on this goal.

The individual performance goals for Keith Katkin, the Company’s Chief Executive Officer, were the same as the overall corporate performance goals for the Company, as the primary responsibility of the Chief Executive Officer is to help ensure the overall success of the Company by executing the Company’s business strategies. All other executive officers are assigned annual incentive bonus targets with 75% of the bonus attributed to corporate performance and 25% based on individual performance. The individual goals for Dr. Kaye and Ms. Ocampo are discussed below. In addition, as described above, the Compensation Committee has the discretion to adjust an award by +/-10%, not to exceed 150% of target for any bonus award, based on additional considerations of performance, significant achievements not covered by the annual goals as established at the beginning of the year and to account for the evolving business environment during the performance year.

The individual performance goals for Randall Kaye, the Company’s Chief Medical Officer, and Christine Ocampo, the Company’s Vice President of Finance, were similar to the overall corporate performance goals but weighted more heavily, in Dr. Kaye’s case, to clinical development milestones and intellectual property matters, and in Ms. Ocampo’s case, to cash position and budgetary matters, consistent with their roles and responsibilities at the Company. Specifically, the clinical development milestones and intellectual property goals described above under the captions “Clinical Development Goals” and “Corporate Development Goals” accounted for 60% of Dr. Kaye’s individual performance goals, while financial goals described above under the caption “Financial Operations” accounted for 5% of his individual performance goals. The other 35% of Dr. Kaye’s individual performance goals for fiscal 2010 related to additional clinical development goals with respect to NUEDEXTA, such as publication goals (17.5%), building a medical affairs team (10%) and developing a written protocol and budget with respect to clinical development (7.5%).

With respect to Ms. Ocampo, the Clinical Development Goals and Corporate Development Goals described above did not factor into her individual performance goals. The Financial Operations goals described above accounted for 40% of her individual performance goals and the other 60% of Ms. Ocampo’s individual performance goals for fiscal 2010 related to (i) corporate financial leadership (30%), (ii) Sarbanes-Oxley Act compliance (15%), and (iii) preparation for commercial readiness in anticipation of the FDA’s approval of NUEDEXTAtm (15%). Ms. Ocampo’s level of achievement for individual goals is determined by the Compensation Committee, based in part on recommendations from the Chief Executive Officer, with input from the Chairman of the Audit Committee, who is also a member of the Compensation Committee.

Achievement of Goals and Relationship to Compensation Awarded

For fiscal 2010, the Compensation Committee determined that the Company’s performance against the corporate performance goals established in October 2009 merited a score of 4.1 out of 5.0, resulting in a bonus pool equal to 122% of the target amount. Dr. Kaye and Ms. Ocampo were determined to have achieved individual scores of 3.4 out of 5 and 4.2 out of 5, respectively, for their individual performance goals, resulting in a weighted-average annual performance score of 3.93 for Dr. Kaye and 4.13 for Ms. Ocampo. In addition, the Compensation Committee awarded each executive officer a discretionary one-time bonus achievement award in recognition of the Company’s achievements during the 2010 fiscal year, including the approval of NUEDEXTA. The award amount was determined based upon the individual executive officer’s performance in his or her area of functional responsibility and accomplishment of individual goals, as well as completion of other strategic activities resulting in significant shareholder value creation during the 2010 fiscal year. These one-time bonus achievement awards for Mr. Katkin, Dr. Kaye, and Ms. Ocampo were $57,428, $37,684, and $17,065, respectively.

These levels of achievement for the combined corporate and individual goals, coupled with the Compensation Committee’s discretionary one-time bonus achievement awards, resulted in the Compensation Committee approving bonus awards for performance in 2010 as set forth in the following table:

Name	Title	Fiscal 2010

Keith A. Katkin	President and Chief Executive Officer	$307,649
Randall E. Kaye, MD	Senior Vice President and Chief Medical Officer	$197,843
Christine G. Ocampo, CPA	Vice President, Finance	$94,805

Equity Compensation

Overview

Stock Options and Restricted Stock.  As an additional component of our compensation program, executive officers are eligible to receive equity compensation in the form of stock options or restricted stock awards, which may also be granted as awards of restricted stock units. The Compensation Committee grants stock options to executive officers to aid in their retention, to motivate them to assist with the achievement of corporate objectives and to align their interests with those of our stockholders by creating a return tied to the performance of our stock price. In determining the form, date of issuance and value of a grant, the Compensation Committee considers the contributions and responsibilities of each executive officer, appropriate incentives for the achievement of our long-term growth, the size and value of grants made to other executives at peer companies holding comparable positions, individual achievement of designated performance goals, and the Company’s overall performance relative to corporate objectives.

Under the terms of our 2003 Equity Incentive Plan and our 2005 Equity Incentive Plan, pursuant to which all new equity grants are currently made, the exercise price of any stock options awarded under the Plan must be equal to at least 100% of the fair market value of our common stock (the closing sales price on the NASDAQ Global

Market) on the date of grant. We do not have any program, plan or obligation that requires us to grant equity awards on specified dates, although historically we have made annual grants to existing officers and employees two full trading days after our initial release of year-end earnings results, to new hires on a fixed schedule within one month of the commencement of their employment, and periodically in connection with broader compensation surveys. We also do not have any program, plan or practice to time stock option grants to our executive officers in coordination with the release of material nonpublic information, other than our practice to issue annual option awards two full trading days after our initial release of year-end earnings results. Equity awards may occasionally be granted following a significant change in job responsibilities or to meet other special retention or performance objectives. Additionally, executive officers are eligible to receive equity compensation in the form of restricted stock awards, which may also be granted as awards of restricted stock units.

Authority to make equity grants to employees rests with the Compensation Committee. With respect to executive officers, recommendations for equity grants are made by our external compensation consultant, Radford, and then reviewed by the Chief Executive Officer before being sent to the Compensation Committee for review and consideration. The Compensation Committee Chairman has been delegated the authority to review and approve awards to non-officer employees, within limits set by the Compensation Committee. In addition, the Chief Executive Officer has been delegated the authority to review and approve new hire awards if they are consistent with the guidelines approved by the Compensation Committee.

We believe that periodic equity awards serve as useful performance recognition mechanisms with respect to key employees, as most awards are subject to time-based vesting provisions. Our typical equity awards to executive officers (including the named executive officers) have a term of 10 years and vest and become exercisable over a period of four years, with 25% of the underlying shares vesting on the first anniversary of the grant date and the remainder quarterly over the next three years. Occasionally the granting or vesting of an equity award may be made contingent on achievement of certain specific performance conditions. We believe that such periodic equity awards encourage executive officers to remain with the Company and also focus on our long-term performance as well as the achievement of specific performance goals.

Equity Grants Awarded in Fiscal 2011

In consideration of the Company’s overall performance against the achievement of corporate goals for fiscal 2010, in November 2010 the Compensation Committee approved annual equity awards for the Company’s executive officers and employees. These annual equity awards, awarded as stock options, have historically been awarded to existing officers and employees two full trading days after our initial release of year-end earnings results. For the 2011 fiscal year, the Compensation Committee approved granting annual equity awards to the Company’s executive officers at the mid-point level of the Company’s equity guidelines respective of each executive officer’s grade level. The Company’s equity guidelines are based on recommendations by Radford using market data regarding long-term incentives and equity compensation from the Company’s list of new peer companies. The Compensation Committee works directly with Radford and the Chairman of the Board to determine the annual equity award for the Chief Executive Officer. All annual equity awards granted in fiscal 2011 to executive officers, including Chief Executive Officer, have a term of 10 years and vest and become exercisable over a period of four years, with 25% of the underlying shares vesting on the first anniversary of the grant date and the remainder quarterly over the next three years.

In addition to the annual equity grant for the 2011 fiscal year, the Compensation Committee approved a one-time performance-based grant, in the form of full-value restricted stock units, in recognition of the Company’s corporate achievements resulting in significant shareholder value creation during the 2010 fiscal year. The one-time performance based grant will be granted at the same time as the annual equity awards, two full trading days after our initial release of year-end earnings results, and is tied to a performance milestone relating to the timing of the Company’s commercial launch of NUEDEXTA for the PBA indication, which is targeted for the second quarter of the 2011 fiscal year. The actual number of shares of the one-time performance-based grant will be awarded following the achievement of the performance milestone and vest with respect to 50% of the underlying shares on the first anniversary of the grant date and the remaining 50% of the underlying shares on the second anniversary of the grant date, thus continuing to provide value after the performance milestone is achieved by incentivizing the executives to remain employed with the Company.

The values of the equity grants awarded to executive officers for the 2011 fiscal year, as well as all compensation actions taken with respect to the named executive officers in fiscal 2010, are reflected in the Summary Compensation Table.

Employee Benefit Program

Executive officers are eligible to participate in all of our employee benefit plans, including medical, dental, vision, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including executive officers, all of which we believe to be comparable to those provided at peer companies. These benefit programs are designed to enable us to attract and retain our workforce in a competitive marketplace. Health, welfare and vacation benefits ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

Our retirement savings plan (401(k) Plan) is a tax-qualified retirement savings plan, pursuant to which all employees, including the named executive officers, are able to contribute certain amounts of their annual compensation, subject to limits prescribed by the Internal Revenue Service. We make matching contributions of up to 50% of the first 4% of salary contributed to the plan. The value of these benefits for each of our named executive officers is reflected in the “All Other Compensation” column of the Summary Compensation Table.

Change of Control Arrangements

We have entered into change of control agreements with each of our named executive officers. Our Board of Directors approved these change of control agreements in order to mitigate some of the risk that exists for executives working in a biopharmaceutical company at our current stage of development and where the possibility exists that we may be acquired if our development efforts succeed. These arrangements are intended to retain highly skilled executives who have alternatives that may appear to them to be less risky absent these arrangements and to mitigate a potential disincentive to consider and complete an acquisition, particularly where the services of these executive officers may not be required by the acquirer. These agreements provide change of control benefits either upon the termination of the employee’s service, a significant change in job responsibilities or the need to relocate within 12 months following a change of control. By using a so-called “double trigger” change of control benefit, and thereby tying the severance benefit both to a change in control and change in job status, rather than the mere consummation of a change of control transaction, the Compensation Committee believes that it is better able to balance the employee’s need for certainty with the interests of our stockholders.

Additionally, our named executive officers may be entitled to acceleration benefits under stock option and equity incentive plans. Our 2003 Equity Incentive Plan contains certain acceleration benefits providing for the accelerated vesting of equity awards in the event of a change of control if such awards are not assumed or substitute awards are issued. Our 2005 Equity Incentive Plan contains similar provisions, as well as a “double trigger” acceleration benefit that applies if services are terminated for certain reasons within 12 months following a change of control. We believe that these “double trigger” acceleration benefits are common practice among comparable companies.

Information regarding the change of control agreements and the potential value of payments upon termination or change of control is provided for the named executive officers under the headings “Employment, Change of Control and Severance Arrangements” and “Potential Payments Upon Termination or Change of Control.”

Compensation of our Current Named Executive Officers

Keith Katkin.  Mr. Katkin is compensated with a base salary and, depending on performance and our financial condition, an annual incentive bonus in an amount targeted at 50% of his then-current annual base salary, as well as the annual grant of an equity award. In November 2010, his base salary was increased by 20.87% to $495,800, effective as of October 1, 2010. This change in base salary represents a 3.0% merit-based increase for fiscal 2010 performance and an additional 17.87% increase that was awarded upon the Compensation Committee’s approval to adjust base salaries over the next three years for the Company’s executive officers to competitive levels at or near the 50th percentile as compared to the Company’s new peer group. With this change in Mr. Katkin’s base salary, his base compensation was brought up to the 25th percentile of the peer group. On December 1, 2010, two trading days after our initial release of year-end earnings results, Mr. Katkin received an option to purchase 400,000 shares of common stock, which will vest and become exercisable over a period of four years, with 25% of the underlying shares vesting on the first anniversary of the grant date and the remainder quarterly over the next three years. In addition, Mr. Katkin was awarded on December 1, 2010 a one-time performance-based grant of a maximum of 62,500 restricted stock units. The grant is tied to a performance milestone relating to the timing of the Company’s commercial launch of NUEDEXTA, with the actual number of shares underlying the award to be determined following the achievement of the performance milestone. This grant will vest with respect to 50% of the underlying shares on the first anniversary of the grant date and the remaining 50% of the underlying shares on the second anniversary of the grant date.

Randall Kaye.  Dr. Kaye, our Senior Vice President and Chief Medical Officer, is compensated with a base salary and, depending on performance and our financial condition, an annual incentive bonus in an amount targeted at 40% of his then-current annual base salary. In November 2010, Dr. Kaye’s base salary was increased by 4.02% to $350,000, effective as of October 1, 2010, in a merit-based increase for fiscal 2010. On December 1, 2010, two trading days after our initial release of year-end earnings results, Dr. Kaye received an option to purchase 100,000 shares of common stock, which will vest and become exercisable over a period of four years, with 25% of the underlying shares vesting on the first anniversary of the grant date and the remainder quarterly over the next three years. In addition, Mr. Kaye was awarded on December 1, 2010 a one-time performance-based grant of a maximum of 17,500 restricted stock units. The grant is tied to a performance milestone relating to the timing of the Company’s commercial launch of NUEDEXTA, with the actual number of shares underlying the award to be determined following the achievement of the performance milestone. This grant will vest with respect to 50% of the underlying shares on the first anniversary of the grant date and the remaining 50% of the underlying shares on the second anniversary of the grant date.

Christine Ocampo.  Ms. Ocampo, our Vice President of Finance, is compensated with a base salary and, depending on performance and our financial condition, an annual incentive bonus in an amount targeted at 30% of her then-current annual base salary. In November 2010, her base salary was increased by 4.5% to $220,159, effective as of October 1, 2010. This change in base salary represents a 3.0% merit-based increase for fiscal 2010 and an additional 1.5% merit-based increase that was awarded upon the Compensation Committee’s approval to adjust base salaries over the next three years for the Company’s executive officers to competitive levels at or near the 50th percentile as compared to the Company’s new peer group. On December 1, 2010, two trading days after our initial release of year-end earnings results, Ms. Ocampo received an option to purchase 72,500 shares of common stock, which will vest and become exercisable over a period of four years, with 25% of the underlying shares vesting on the first anniversary of the grant date and the remainder quarterly over the next three years. In addition, Ms. Ocampo was awarded on December 1, 2010 a one-time performance-based grant of a maximum of 11,250 restricted stock units. The grant is tied to a performance milestone relating to the timing of the Company’s commercial launch of NUEDEXTA, with the actual number of shares underlying the award to be determined following the achievement of the performance milestone. This grant will vest with respect to 50% of the underlying shares on the first anniversary of the grant date and the remaining 50% of the underlying shares on the second anniversary of the grant date.

Tax and Accounting Considerations

Deductibility of Executive Compensation.  In making compensation decisions affecting our executive officers, the Compensation Committee considers our ability to deduct under applicable federal corporate income tax law compensation payments made to executives. Specifically, the Compensation Committee considers the requirements and impact of Section 162(m) of the Internal Revenue Code, which limits the tax deductibility to us of compensation in excess of $1.0 million in any year for certain executive officers, except for qualified “performance-based compensation” under the Section 162(m) rules. The Compensation Committee considers the Section 162(m) rules as a factor in determining compensation, but will not necessarily limit compensation to amounts deductible under Section 162(m). No covered executive’s compensation for Section 162(m) purposes exceeded $1.0 million for fiscal 2010.

Accounting for Stock-Based Compensation.  Effective October 1, 2005, we adopted the fair value recognition provisions of SFAS No. 123(R) to account for all stock grants under all of our stock plans. Under SFAS No. 123(R), we are required to estimate and record an expense at the measurement date for each award of equity compensation over the vesting period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

Allocation of Compensation

There is no pre-established policy or target for the allocation of compensation. The factors described above, as well as the overall compensation philosophy, are reviewed to determine the appropriate level and mix of compensation. In fiscal 2010, the largest portion of compensation to Mr. Katkin and Ms. Ocampo was in the form of equity compensation whereas the largest portion of compensation to Dr. Kaye was in the form of base salary.

Timing of Compensation Actions

Compensation, including base salary adjustments, for our named executive officers is reviewed annually, usually in the first quarter of the fiscal year and upon promotion or other change in job responsibilities.

Minimum Stock Ownership Requirements

There are no minimum stock ownership guidelines for our executives or employees, although senior members of our management team are encouraged and expected to have a significant direct interest in the value of our common stock through open market purchases and/or receipt of equity awards.

Conclusion

Our compensation policies are designed and are continually being developed to retain and motivate our executive officers and to reward them for outstanding individual and corporate performance.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the
Board of Directors

David J. Mazzo, Ph.D., Chairman
Dennis G. Podlesak
Stephen G. Austin, CPA

Summary Compensation Table

The following table summarizes compensation paid, awarded or earned for services rendered during fiscal 2008, 2009 and 2010 by our Chief Executive Officer, our Senior Vice President and Chief Medical Officer and our Vice President, Finance. We refer to these executive officers collectively as our “named executive officers.”

			Non-Equity
			Plan
Name and	Fiscal		Performance	Option	Stock	All Other
Principal Position	Year	Salary	Awards(1)	Awards(2)	Awards(2)	Compensation(3)	Total

Keith A. Katkin	2010	$410,199	$307,649	$581,383	$—	$24,729	$1,323,960
President and Chief	2009	373,248	235,146	178,515	—	19,993	806,902
Executive Officer	2008	343,544	210,568	476,973	—	21,716	1,052,801

Randall E. Kaye, M.D.	2010	336,467	197,843	293,615	—	28,892	856,817
Senior Vice President	2009	326,667	165,000	73,982	176,786	31,350	773,785
and Chief Medical Officer	2008	317,117	155,496	187,898	—	27,814	688,325

Christine G. Ocampo, CPA	2010	210,678	94,805	213,563	—	14,204	533,250
Vice President, Finance	2009	197,820	75,963	51,987	94,875	13,753	434,398
	2008	170,848	62,878	115,630	—	16,810	366,166

(1)	Annual bonuses are presented as “non-equity plan performance awards.” Such amounts are determined and paid after the end of each fiscal year, but reflect individual and Company performance for the respective fiscal years reflected above.

(2)	This column reflects the aggregate grant date fair value of equity awards granted in 2010, 2009 or 2008 and calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in the notes to our financial statements included in our Annual Reports on Form 10-K for each of the periods presented above.

(3)	“All Other Compensation” summarized in the table for fiscal 2010 for Mr. Katkin consists of $19,829 in medical, dental, vision, disability and life insurance premiums paid by us and $4,900 in matching contributions made by us under our 401(k) Plan. “All Other Compensation” summarized in the table for fiscal 2009 for Mr. Katkin consists of $14,831 in medical, dental, vision, disability and life insurance premiums paid by us and $5,162 in matching contributions made by us under our 401(k) Plan. “All Other Compensation” summarized in the table for fiscal 2008 for Mr. Katkin consists of $17,056 in medical, dental, vision, disability and life insurance premiums paid by us and $4,660 in matching contributions made by us under our 401(k) Plan.

“All Other Compensation” summarized in the table for fiscal 2010 for Dr. Kaye consists of $23,992 in medical, dental, vision, disability and life insurance premiums and reimbursements paid by us and $4,900 in matching contributions made by us under our 401(k) Plan. “All Other Compensation” summarized in the table for fiscal 2009 for Dr. Kaye consists of $26,251 in medical, dental, vision, disability and life insurance premiums and reimbursements paid by us and $5,099 in matching contributions made by us under our 401(k) Plan. “All Other Compensation” summarized in the table for fiscal 2008 for Dr. Kaye consists of $24,016 in medical, dental, vision, disability and life insurance premiums and reimbursements paid by us and $3,798 in matching contributions made by us under our 401(k) Plan.

“All Other Compensation” summarized in the table for fiscal 2010 for Ms. Ocampo consists of $14,204 in medical, dental, vision, disability and life insurance premiums paid by us. “All Other Compensation” summarized in the table for fiscal 2009 for Ms. Ocampo consists of $13,753 in medical, dental, vision, disability and life insurance premiums paid by us. “All Other Compensation” summarized in the table for fiscal 2008 for Ms. Ocampo consists of $16,810 in medical, dental, vision, disability and life insurance premiums paid by us.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to the named executive officers during fiscal 2010.

		Option
		Awards:
		Number of
		Securities	Exercise	Grant Date
		Underlying	Price of	Fair Value of
		Options	Option	Stock and
	Grant	Granted	Awards	Option
Name	Date	(#)(1)	($/Sh)	Awards(2)

Keith A. Katkin	11/27/2009	417,600	$1.74	$581,383
Randall E. Kaye, M.D.	11/27/2009	210,900	1.74	293,615
Christine G. Ocampo, CPA	11/27/2009	153,400	1.74	213,563

(1)	Options vest with respect to one quarter of the underlying shares on the first anniversary of the grant date, and then with respect to the remaining shares on a quarterly basis over the next three years so that the option is fully vested on the fourth anniversary of the grant date.

(2)	This column reflects the aggregate grant date fair value of equity awards granted in 2010 and calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in the notes to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010.

Option Exercises and Stock Vested

The following table sets forth the vesting in fiscal 2010 of shares of restricted stock or restricted stock units held by the named executive officers, as well as the options exercised by our named executive officers during fiscal 2010.

	Option Awards		Stock Awards
		Value		Value
	Number of Shares	Realized	Number of Shares	Realized
Name and	Acquired on	on Vesting	Acquired on	on Vesting
Principal Position	Vesting (#)	($)(1)	Vesting (#)	($)(1)

Keith A. Katkin	409,136	$1,090,271	—	$—
Randall E. Kaye, M.D.	255,472	650,751	—	—
Christine G. Ocampo, CPA	28,750	61,813	28,250	57,515

(1)	Represents the difference, if positive, between the fair value of the underlying common stock on the date of vesting and the exercise price of the award (if any); stock awards (granted as restricted stock units) do not have an exercise price.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding outstanding equity awards at September 30, 2010 for our named executive officers.

	Option Awards				Stock Awards
						Market
					Number	Value of
					of Shares	Shares or
			Options		or Units	Units of
	Number of Securities		Exercise	Option	of Stock that	Stock that
	Underlying Unexercised Options		Price	Expiration	Have Not Vested	Have Not
Name	Exercisable	Unexercisable	($)	Date	(#)	Vested ($)(1)

Keith A. Katkin	75,000	—	11.76	7/5/15	3,600 (2)	$11,484
	7,500	—	11.68	12/7/15	—	—
	130,960	—	1.29	3/21/17	—	—
	120,781	—	2.41	9/10/17	—	—
	252,657	437,043	0.88	7/25/18	—	—
	195,300	251,100	0.53	12/16/18	—	—
	—	417,600	1.74	11/27/19	—	—
Randall E. Kaye, M.D.	37,500	—	15.84	1/17/16	3,600 (2)	11,484
	99,532	172,168	0.88	7/25/18	53,571 (3)	170,891
	80,938	104,062	0.53	12/16/18	—	—
	—	210,900	1.74	11/27/19	—	—
Christine G. Ocampo, CPA	1,250	2,500	1.20	3/29/17	28,750 (3)	91,713
	49,250	105,950	0.88	7/25/18	—	—
	56,875	73,125	0.53	12/16/18	—	—
	—	153,400	1.74	11/27/19	—	—

(1)	Calculated by multiplying the number of unvested shares by $3.19, the closing price per share of our common stock on the NASDAQ Global Market on September 30, 2010.

(2)	The total award vests over four years, with 25% vesting on the first anniversary of the date of grant and the remainder vesting quarterly thereafter over the next three years.

(3)	The total award was granted on December 4, 2007 and vests equally over two vest dates, with the first vest date being March 15, 2010 and the last vest date being December 4, 2010.

Pension Benefits

We do not have a defined benefit plan. Our named executive officers did not participate in, or otherwise receive any special benefits under, any pension or defined benefit retirement plan sponsored by us during fiscal 2010.

Nonqualified Deferred Compensation

During fiscal 2010, our named executive officers did not contribute to, or earn any amount with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Employment, Change of Control and Severance Arrangements

We have entered into employment agreements with each of the named executive officers. These agreements set forth the individual’s base salary, bonus compensation, equity compensation and other employee benefits, which are described above in the Compensation Discussion and Analysis. All employment agreements provide for “at-will” employment, meaning that either party can terminate the employment relationship at any time, although our agreements with our named executive officers provide that they would be eligible for severance benefits in certain circumstances following a termination of employment without cause. These arrangements are described below.

Change of Control Agreements.  We have entered into change of control agreements with each of our current officers. The change of control agreements provide certain severance benefits to each officer if his or her employment is terminated within 12 months following a “change of control,” which shall have occurred if

(i) any person or entity, including a group deemed to be a person under Section 14(d)(2) of the Exchange Act, becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s securities entitled to vote in the election of directors of the Company; or (ii) as a result of or in connection with a proxy solicitation made by a third party pursuant to Regulation 14A of the Exchange Act, the individuals who were our directors immediately before the election cease to constitute a majority of the Board; or (iii) there occurs a reorganization, merger, consolidation or other corporate transaction to which we are a party and in which our stockholders immediately prior to such transaction do not, immediately after such transaction, own more than 50% of the combined voting power of the Company; or (iv) all or substantially all of the assets of the Company are sold, liquidated or distributed, other than in connection with a bankruptcy, insolvency or other similar proceeding, or an assignment for the benefit of creditors.

These severance benefits will be paid only if (i) the termination of employment occurs within 12 months following the change of control, and (ii) the termination was without “cause” or was a “resignation for good reason” (as such terms are defined). If these conditions are met for a particular officer, he or she will receive severance payments equal to either 12 months (for Vice Presidents) or 24 months (for Senior Vice Presidents and above) of base salary, plus an amount equal to the greater of (A) the aggregate bonus payment(s) received by such officer in the Company’s preceding fiscal year or (B) the officer’s then-current target bonus amount. Additionally, the vesting of outstanding equity awards will accelerate and the officer will be entitled to up to 12 months of post-termination benefits continuation under COBRA. Mr. Katkin and Dr. Kaye, as senior executive officers, are entitled to severance payments equal to 24 months of base salary, while Ms. Ocampo is entitled to severance payments equal to 12 months of base salary.

Severance Benefits without a Change of Control.  The employment agreement with Mr. Katkin confers certain severance benefits even in the absence of a change of control. In the event Mr. Katkin is terminated without “cause” or he resigns for “good reason” (as such terms are defined) in the absence of a change of control, he will be eligible to receive severance benefits in an amount equal to one year of base salary, plus accelerated vesting of all outstanding equity awards.

Change of Control Provisions in Equity Plans.  Under the Company’s 2003 and 2005 Equity Incentive Plans, in any change of control transaction (e.g., the acquisition of the Company by way of merger), if the successor corporation does not assume outstanding awards or issue substitute awards, then the vesting of such awards will accelerate so that they are fully exercisable. The Compensation Committee may also, in its discretion, elect to accelerate the vesting of any or all outstanding awards even if the successor corporation will assume such awards or provide for substitute awards. The vesting of certain options granted to non-employee directors under the 2005 Equity Incentive Plan will automatically accelerate immediately prior to any change of control transaction. Additionally, the 2005 Equity Incentive Plan provides that if a successor corporation assumes outstanding awards (or issues replacement awards) and the award holder is terminated without cause within 12 months following the change of control, then the vesting of awards then held by that person will automatically accelerate. In the event of a proposed dissolution or liquidation of the Company, the Board may cause awards granted under the 2003 and 2005 Equity Incentive Plans to be fully vested and exercisable (but not after their expiration date) before the dissolution is completed, but contingent on its completion.

Potential Payments upon Termination or Change of Control

The table below shows the benefits potentially payable to each of our named executive officers if a change of control termination occurred on September 30, 2010 (after giving effect to the compensation actions taken by the Compensation Committee in November 2010). The closing price per share of our common stock on The NASDAQ Global Market on September 30, 2010 was $3.19.

				Accelerated
			Accelerated	Vesting of
	Base Salary	Bonus Payment	Vesting of	Restricted	Total
Name	($)	($)	Options(1)	Stock(2)	($)

Keith A. Katkin(3)	$991,600	$307,649	$2,283,015	$11,484	$3,593,748
Randall E. Kaye, M.D.(4)	$700,000	$197,843	$980,318	$182,375	$2,060,536
Christine G. Ocampo, CPA(5)	$220,159	$94,805	$666,662	$91,713	$1,073,339

(1)	The value of the accelerated vesting equals the difference (if positive) between the option exercise price and the last reported stock price for fiscal 2010 ($3.19), multiplied by the number of options that would have been accelerated upon a change of control occurring on September 30, 2010.

(2)	The dollar value of restricted stock was calculated using the last reported stock price for fiscal 2010 ($3.19).

(3)	Based on 1,105,743 shares of underlying unvested stock options and 3,600 shares of restricted stock outstanding as of September 30, 2010.

(4)	Based on 487,130 shares of underlying unvested stock options and 57,171 shares of restricted stock outstanding as of September 30, 2010.

(5)	Based on 334,975 shares of underlying unvested stock options and 28,750 shares of restricted stock outstanding as of September 30, 2010.

The table below shows the benefits potentially payable to Mr. Katkin if his employment was terminated on September 30, 2010 without cause or if he chose to resign for good reason in the absence of a change of control.

Accelerated
			Accelerated	Vesting of
	Base Salary	Bonus Payment	Vesting of	Restricted	Total(3)
Name	($)	($)	Options(1)	Stock(2)	($)

Keith A. Katkin	$495,800	$ N/A	$2,283,015	$11,484	$2,790,299

(1)	The value of the accelerated vesting equals the difference (if positive) between the option exercise price and the last reported stock price for fiscal 2010 ($3.19), multiplied by the number of options that would have been accelerated upon a termination without cause or a resignation for good reason occurring on September 30, 2010.

(2)	The dollar value of restricted stock was calculated using the last reported stock price for fiscal 2010 ($3.19).

(3)	Based on 1,105,743 shares of underlying unvested stock options and 3,600 shares of restricted stock outstanding as of September 30, 2010.

401(k) Plan

We have established and maintain a retirement savings plan under Section 401(k) of the Internal Revenue Code. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a tax deferred basis through contributions to a 401(k) plan. Our 401(k) plan permits us to make matching contributions on behalf of eligible employees, and we currently make these matching contributions up to a maximum amount of 50% of the first 4% of salary contributed to the plan per year. In fiscal 2010, the total value of the Company’s matching contributions on behalf of the named executive officers was $9,800.

DIRECTOR COMPENSATION

Non-Employee Director Compensation

A summary of the non-employee director compensation arrangements for fiscal 2011 (effective October 1, 2010) is set forth below.

Retainer and
Meeting Fees

Annual Board Retainer Fee:
All non-employee directors	$40,000
Annual Chairman Retainer Fees:*
Chairman of the Board	$25,000
Audit Committee Chairman	$25,000
Compensation Committee Chairman	$12,500
Corporate Governance or Science Committee Chairman	$10,000
Annual Committee Member Retainer Fees:*
Audit Committee	$10,000
Compensation Committee	$5,000
Corporate Governance or Science Committee	$3,750

*	These fees are in addition to the Annual Board Retainer Fee, as applicable.

Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings and in attending continuing education seminars, to the extent that attendance is required by the Board or the committee(s) on which that director serves.

In fiscal 2010, the Company awarded restricted stock units representing 40,000 shares of common stock to each non-employee director. These awards vest over one year. The total grant-date value of these awards was $460,800, based on a closing stock price of $1.92 on the NASDAQ Global Market on the date of grant.

The Compensation Committee and the Board reassesses the appropriate level of equity compensation for non-employee directors on an annual basis. Future equity compensation payments will be determined on a year-by-year basis for the foreseeable future due to the volatility of the Company’s stock price.

The following table shows the compensation paid in fiscal 2010 to the Company’s non-employee directors.

	Fees
	Earned or
	Paid in	Stock
Name and Principal Position	Cash	Awards(1)	Total

Stephen G. Austin, CPA	$70,000	$76,800	$146,800
Charles A. Mathews	60,000	76,800	136,800
David J. Mazzo, Ph.D.	56,250	76,800	133,050
Dennis G. Podlesak	48,750	76,800	125,550
Nicholas J. Simon(2)	—	—	—
Craig A. Wheeler	78,750	76,800	155,550
Scott M. Whitcup, M.D.	53,750	76,800	130,550

(1)	The value of the stock awards has been computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are included in notes to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010.

(2)	Mr. Simon resigned on May 27, 2010. Mr. Simon did not receive any compensation for his service on the Board.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee evaluates auditor performance, manages relations with the Company’s independent registered public accounting firm, and evaluates policies and procedures relating to internal accounting control systems. The Audit Committee operates under a written Audit Committee Charter that has been adopted by the Board, a copy of which is available on the Company’s website at www.avanir.com. All members of the Audit Committee currently meet the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by NASDAQ and the SEC.

Other than Mr. Austin, the Audit Committee members are not professional accountants or auditors. The members’ functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2010. This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes. The Audit Committee also reviewed the progress and results of the testing of the design and effectiveness of its internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee also reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board. The Audit Committee discussed with the independent registered public accounting firm their independence from management and the Company, including the matters required by the applicable rules of the Public Company Accounting Oversight Board.

In addition to the matters specified above, the Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of their audit. The Committee met with the independent registered public accounting firm periodically, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting and the independent registered public accounting firm’s reviews of the quarterly financial statements, and drafts of the quarterly and annual reports.

Additionally, the Audit Committee reviewed and discussed the findings set forth in a disciplinary order, issued on September 13, 2010, by the U.S. Securities and Exchange Commission with respect to the Company’s independent registered public accounting firm, KMJ Corbin & Company LLP, or KMJ. The order related to deficiencies in the audit of another KMJ audit client, unrelated to the Company. The order prohibits KMJ from accepting new audit engagements through March 31, 2011, but did not prohibit the firm from practicing before the SEC and providing audit and other attestation services for its existing audit clients. In light of the disciplinary order, the Audit Committee investigated the matter, including KMJ’s policies and procedures as they related to the audit of the Company’s financial statements. Based on the findings from this investigation and remedial steps taken by KMJ, the Audit Committee reaffirmed the continued engagement of KMJ to audit the Company’s financial statements for the year ended September 30, 2010.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010.

Submitted by the Audit Committee of the Board of Directors

Stephen G. Austin, Chairman
Charles A. Mathews
Craig A. Wheeler

OTHER BUSINESS

We know of no other matters to be submitted to a vote of stockholders at the annual meeting. If any other matter is properly brought before the annual meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment. In order for any stockholder to nominate a candidate or to submit a proposal for other business to be acted upon at a given annual meeting, he or she must provide timely written notice to our corporate secretary in the form prescribed by our Bylaws, as described below.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be included in the 2012 annual meeting proxy materials must be received by the Secretary of the Company no later than September 1, 2011, or otherwise as permitted by applicable law (the “Proxy Deadline”). The form and substance of these proposals must satisfy the requirements established by the Company’s Bylaws and the SEC, and the timing for the submission of any such proposals may be subject to change as a result of changes in SEC rules and regulations.

Additionally, stockholders who intend to present a stockholder proposal at the 2011 annual meeting must provide the Secretary of the Company with written notice of the proposal between 90 and 120 days prior to the date of the annual meeting, provided, however, that if the 2012 annual meeting date is advanced by more than 30 days before or delayed by more than 60 days after the anniversary date of the 2011 annual meeting, then stockholders must provide notice within time periods specified in our Bylaws. Notice must be tendered in the proper form prescribed by our Bylaws. Proposals not meeting the requirements set forth in our Bylaws will not be entertained at the meeting.

Additionally, any stockholder seeking to recommend a director candidate or any director candidate who wishes to be considered by the Corporate Governance Committee, the committee that recommends a slate of nominees to the Board for election at each annual meeting, must provide the Secretary of the Company with a completed and signed biographical questionnaire on or before the Proxy Deadline. Stockholders can obtain a copy of this questionnaire from the Secretary of the Company upon written request. The Corporate Governance Committee is not required to consider director candidates received after this date or without the required questionnaire. The Corporate Governance Committee will consider all director candidates who comply with these requirements and will evaluate these candidates using the criteria described above under the caption, “Nomination of Directors.” Director candidates who are then approved by the Board will be included in the Company’s proxy statement for that annual meeting.

Delivery of Proxy Materials

Our annual report to stockholders for the fiscal year ended September 30, 2010, including audited financial statements, accompanies this Proxy Statement. Copies of our Annual Report on Form 10-K for fiscal 2010 and the exhibits thereto are available from the Company without charge upon written request of a stockholder. Copies of these materials are also available online through the Securities and Exchange Commission at www.sec.gov. The Company may satisfy SEC rules regarding delivery of proxy materials, including the proxy statement, annual report and Notice, by delivering a single Notice and, if applicable, a single set of proxy materials to an address shared by two or more Company stockholders. This delivery method can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company may deliver only one Notice and, if applicable, a single set of proxy materials to multiple stockholders who share an address, unless contrary instructions are received prior to the mailing date. Similarly, if you share an address with another stockholder and have received multiple copies of our Notice and/or other proxy materials, you may write or call us at the address and phone number below to request delivery of a single copy of the Notice and, if applicable, other proxy materials in the future. We undertake to deliver promptly upon written or oral request a separate copy of the Notice and, if applicable, other proxy materials, as requested, to a stockholder at a shared address to which a single copy of the Notice and/or other proxy materials was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of a Notice and, if applicable, other proxy materials either now or in the future, please contact the Company’s investor relations department at 101 Enterprise, Suite 300, Aliso Viejo California 92656 or by telephone at (949) 389-6700. If your stock is held through a brokerage firm or bank and you prefer to receive separate copies of a Notice and, if applicable, other proxy materials either now or in the future, please contact your brokerage firm or bank.

EACH STOCKHOLDER IS URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN
THE ENCLOSED PROXY.

AVANIR PHARMACEUTICALS, INC. 101 ENTERPRISE, SUITE 300 ALISO VIEJO, CA 92656 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ~S.CONTTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M28669-P04351 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY AVANIR PHARMACEUTICALS, INC. The Board of Directors recommends that you vote FOR the following: For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Vote on Directors 1. Election of Directors Nominees: 01) Stephen G. Austin 02) Dennis G. Podlesak 0 0 0 Vote on Proposals ~S.CONTThe Board of Directors recommends you vote FOR the following proposals: For Against Abstain ~S.CONT2. Ratification of KMJ Corbin & Company, LLP as independent registered public accounting firm for the fiscal year ending September 30, 2011. 3. Advisory (non-binding) vote on the Company’s executive compensation. 0 0 0 0 0 0 ~S.CONTThe Board of Directors has not provided a recommendation on the following proposal: 1 Year 2 Years 3 Years Abstain ~S.CONT4. Advisory (non-binding) vote on the frequency of future advisory votes on executive compensation. 0 0 0 0 NOTE: Transaction of any other business that may properly come before the meeting or any adjournment or adjournments thereof. For address changes and/or comments, please check this box and write them 0 on the back where indicated. Please indicate if you plan to attend this meeting. 0 0 Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 2010 Annual Report are available at www.proxyvote.com. M28670-P04351 AVANIR PHARMACEUTICALS, INC. Annual Meeting of Stockholders February 8, 2011 9:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Keith A. Katkin and Christine G. Ocampo, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Avanir Pharmaceuticals, Inc. that the stockholder(s) is/are entitled to vote at the 2011 Annual Meeting of Stockholders to be held at 9:00 a.m. Pacific Time on February 8, 2011 at the Island Hotel, located at 690 Newport Center Drive, Newport Beach, California, and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side